                                                                    EXHIBIT 4(f)


CONFORMED COPY

                                DATED 7 JULY 2004

                              NCL CORPORATION LTD.
                                  (AS BORROWER)

                                DNB NOR BANK ASA
                              NORDEA BANK NORGE ASA
                               (AS LEAD ARRANGERS)

                         COMMERZBANK AKTIENGESELLSCHAFT
                                 HSH NORDBANK AG
                                       KFW
                     NORDDEUTSCHE LANDESBANK -GIROZENTRALE-
                    VEREINS- UND WESTBANK AKTIENGESELLSCHAFT
                                (AS CO-ARRANGERS)

                                THE SEVERAL BANKS
                 PARTICULARS OF WHICH ARE SET OUT IN SCHEDULE 1
                              (AS ORIGINAL LENDERS)

                              NORDEA BANK NORGE ASA
                                (AS BOOK MANAGER)

                                DNB NOR BANK ASA
                                   (AS AGENT)

                      -------------------------------------
                                 USD800,000,000
                         SECURED LOAN FACILITY AGREEMENT
                      -------------------------------------

                               STEPHENSON HARWOOD
                            ONE ST PAUL'S CHURCHYARD
                                 LONDON EC4M 8SH
                            TEL: +44 (0)20 7329 4422
                            FAX: +44 (0)20 7606 0822
                             REF: JMC/1253/43-00372

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                                    CONTENTS

                                                                                         PAGE
1   Definitions and Construction.....................................................       1
    1.1    Definitions...............................................................       1
    1.2    Construction..............................................................      21
    1.3    Agent.....................................................................      22

2   The Facility.....................................................................      22
    2.1    Availability..............................................................      22
    2.2    Purpose and Application...................................................      23
    2.3    Drawdown..................................................................      23
    2.4    Break costs...............................................................      24
    2.5    Conditions of drawdown....................................................      24
    2.6    Several obligations of the Lenders........................................      24
    2.7    Lender's failure to perform...............................................      25
    2.8    Fulfilment of conditions after drawdown...................................      25

3   Repayment of the Term Loan Facility..............................................      25

4   Prepayment of the Term Loan Facility.............................................      26
    4.1    Voluntary prepayment......................................................      26
    4.2    Voluntary prepayment in case of increased cost............................      26
    4.3    Mandatory prepayment in case of illegality................................      26
    4.4    Voluntary prepayment following imposition of Substitute Basis.............      27
    4.5    Prepayment in case of Total Loss of a Vessel..............................      27
    4.6    Prepayment in case of sale of a Vessel....................................      28
    4.7    Effect of prepayment......................................................      28
    4.8    Break costs on prepayment.................................................      29

5   Repayment, Reduction and Cancellation of the Revolving Credit Facility...........      29
    5.1    Repayment.................................................................      29
    5.2    Scheduled reductions of Commitments to the Revolving Credit Facility......      30
    5.3    Sale or Total Loss of a Vessel: mandatory cancellation....................      30
    5.4    Amounts payable on prepayment.............................................      30
    5.5    Notice of prepayment......................................................      30
    5.6    Voluntary cancellation of Commitments to the Revolving Credit Facility....      31
    5.7    Additional partial cancellation...........................................      31
    5.8    Prepayment during Term....................................................      32
    5.9    Mandatory cancellation in case of illegality..............................      32
    5.10   Voluntary cancellation following imposition of Substitute Basis...........      33
    5.11   Cancellation in case of Total Loss of a Vessel............................      33
    5.12   Cancellation in case of sale of a Vessel..................................      33

6   Interest.........................................................................      34
    6.1    Payment of interest.......................................................      34
    6.2    Selection and duration of Interest Periods................................      34
    6.3    No notice and unavailability..............................................      34
    6.4    Extension and shortening of Interest Periods..............................      34

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
    6.5    Interest Rate.............................................................      35
    6.6    Bank basis................................................................      35
    6.7    Default interest..........................................................      35

7   Substitute Basis of Funding......................................................      36
    7.1    Market disturbance........................................................      36
    7.2    Suspension of drawdown....................................................      37
    7.3    Certificates of Substitute Basis..........................................      37
    7.4    Review....................................................................      37

8   Payments.........................................................................      38
    8.1    Place for payment.........................................................      38
    8.2    Deductions and grossing-up................................................      38
    8.3    Production of receipts for Taxes..........................................      39
    8.4    Money of account..........................................................      40
    8.5    Accounts..................................................................      40
    8.6    Earnings..................................................................      40
    8.7    Continuing security.......................................................      41
    8.8    Mitigation................................................................      41

9   Yield Protection and Force Majeure...............................................      41
    9.1    Increased costs...........................................................      41
    9.2    Force majeure.............................................................      43

10  Representations and Warranties...................................................      44
    10.1   Duration..................................................................      44
    10.2   Representations and warranties............................................      44

11  Undertakings.....................................................................      51
    11.1   Duration..................................................................      51
    11.2   Information...............................................................      51
    11.3   Financial Undertakings....................................................      53
    11.4   Dividends.................................................................      54
    11.5   Notification of default...................................................      55
    11.6   Consents and registrations................................................      55
    11.7   Negative pledge...........................................................      56
    11.8   Disposals.................................................................      56
    11.9   Purchases.................................................................      57
    11.10  Change of name or business................................................      57
    11.11  Mergers...................................................................      57
    11.12  Maintenance of status and franchises......................................      58
    11.13  Financial records.........................................................      58
    11.14  Subordination of indebtedness.............................................      58
    11.15  Guarantees................................................................      59
    11.16  Further assurance.........................................................      59
    11.17  Valuation of the Vessels..................................................      59
    11.18  Marginal security.........................................................      60
    11.19  No dealings with Master Agreements........................................      61
    11.20  Financial year end........................................................      61
    11.21  Maintenance and Insurance.................................................      61

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
12  Rights of the Agent and the Lenders..............................................      61
    12.1   No derogation of rights...................................................      61
    12.2   Enforcement of remedies...................................................      62

13  Default..........................................................................      62
    13.1   Events of default.........................................................      62
    13.2   Acceleration..............................................................      70
    13.3   Default indemnity.........................................................      70
    13.4   Set-off...................................................................      71
    13.5   Master Agreement rights...................................................      72

14  Application of Funds.............................................................      72
    14.1   Total Loss proceeds/proceeds of sale/Event of Default monies..............      72
    14.2   General funds.............................................................      74
    14.3   Application of proceeds of Insurances.....................................      75
    14.4   Suspense account..........................................................      75

15  The Master Agreement.............................................................      76
    15.1   Applicability.............................................................      76
    15.2   Additional Termination Event..............................................      76
    15.3   Adjustment of Notional Amounts............................................      76
    15.4   Authority.................................................................      77
    15.5   Termination of Transactions...............................................      77
    15.6   Indemnity.................................................................      77
    15.7   Notification of Transactions..............................................      77

16  Fees.............................................................................      77
    16.1   Commitment fee............................................................      77
    16.2   Other fees................................................................      78

17  Expenses.........................................................................      78
    17.1   Initial expenses..........................................................      78
    17.2   Enforcement expenses......................................................      78
    17.3   Stamp duties..............................................................      78

18  Waivers, Remedies Cumulative.....................................................      79
    18.1   No waiver.................................................................      79
    18.2   Remedies cumulative.......................................................      79
    18.3   Severability..............................................................      79
    18.4   Time of essence...........................................................      79

19  Counterparts.....................................................................      79

20  Changes to the Lenders...........................................................      80
    20.1   Assignments and transfers by the Lenders..................................      80
    20.2   Conditions of assignment or transfer......................................      80
    20.3   Assignment or transfer fee................................................      81
    20.4   Limitation of responsibility of Existing Lenders..........................      82
    20.5   Procedure for transfer....................................................      83

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
    20.6   Copy of Transfer Certificate to Borrower..................................      84
    20.7   Disclosure of information.................................................      84
    20.8   Borrower's co-operation...................................................      85

21  Changes to the Borrower..........................................................      85

22  Reference Banks and Agent........................................................      85
    22.1   Reference Banks...........................................................      85
    22.2   Decision making...........................................................      85
    22.3   The Agent.................................................................      87
    22.4   Retirement and replacement of the Agent...................................      92

23  Notices..........................................................................      94
    23.1   Mode of communication.....................................................      94
    23.2   Address...................................................................      94
    23.3   Telefax communication.....................................................      95
    23.4   Electronic mail...........................................................      95
    23.5   Receipt...................................................................      96
    23.6   Language..................................................................      97

24  Governing Law....................................................................      97

25  Waiver of Immunity...............................................................      97

26  Jurisdiction.....................................................................      97

Schedule 1 Particulars of Agent, Lead Arrangers, Co-Arrangers and Original Lenders..      101

Schedule 2 Notice of Drawdown.......................................................      106

Schedule 3 Conditions Precedent.....................................................      108

Schedule 4 Confidentiality Undertaking..............................................      115

Schedule 5 Transfer Certificate.....................................................      117

Schedule 6 Quarterly Statement of Financial Covenants...............................      123

                                                                    EXHIBIT 4(f)

FACILITY AGREEMENT

DATED 7 JULY 2004

BETWEEN:

(1) NCL CORPORATION LTD. of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda as borrower (the "BORROWER");

(2) DNB NOR BANK ASA of Stranden 21, NO-0021 Oslo, Norway and NORDEA BANK NORGE ASA of Middelthuns gate 17, NO-0107 Oslo, Norway as lead arrangers (collectively the "LEAD ARRANGERS" and each individually a "LEAD ARRANGER");

(3) THE SEVERAL BANKS particulars of which are set out in Schedule 1 as co-arrangers (collectively the "CO-ARRANGERS" and each individually a "CO-ARRANGER");

(4) THE SEVERAL BANKS particulars of which are set out in Schedule 1 as lenders (collectively the "ORIGINAL LENDERS" and each individually an "ORIGINAL LENDER"); and

(5)   DNB NOR BANK ASA of Stranden 21, NO-0021 Oslo, Norway as agent (the
      "AGENT").

WHEREAS:

The Lead Arrangers have arranged for a syndicate of international banks and/or financial institutions to provide a loan facility of up to eight hundred million Dollars (USD800,000,000) to the Borrower on the terms and subject to the conditions set out in this Agreement to finance in part the Purchase Price due to the Seller under the MOA in respect of the Norwegian Spirit Vessel, to refinance the existing finance in respect of the Norwegian Star Vessel and the Pride of Aloha Vessel, and to pay fees and expenses incurred in connection with the loan facility, and any balance of the loan facility from time to time may be used for general corporate and working capital purposes for the Borrower and its Subsidiaries.

NOW IT IS HEREBY AGREED as follows:

1     DEFINITIONS AND CONSTRUCTION

      1.1   DEFINITIONS

            In this Agreement:

            "ACCOUNTS" means the audited consolidated profit and loss account and balance sheet (including all additional information and notes thereto) of the Borrower and its consolidated Subsidiaries together with the relative directors' and auditors' reports;

            "ADVANCE DATE", in relation to any Drawing, means the date on which that Drawing is advanced to the Borrower pursuant to Clause 2.3 and applied in accordance with Clause 2.2;

            "AFFILIATE" means, with respect to any person, any other person controlling, controlled by or under common control with, such person and for purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as applied to any person, means the possession, directly or indirectly, of the power to vote ten per cent (10%) or more of the securities having voting power for the election of directors of such person, or otherwise to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities or by contract or otherwise;

            "AGREEMENT" means this agreement;

            "APPLICABLE MARGIN" means the rate per annum of one point five per cent (1.5%) except during any period in which seventy five per cent (75%) or more of the Maximum Revolving Credit Facility Amount has been drawn down and is outstanding under this Agreement when the rate per annum shall be increased to one point seven per cent (1.7%);

            "APPROVED STOCK EXCHANGE" means the New York Stock Exchange, NASDAQ or such other stock exchange in the United States of America as is approved in writing by the Agent (acting on the instructions of the Majority Lenders);

            "ARRASAS" means Arrasas Limited of International House, Castle Hill, Victoria Road, Douglas, Isle of Man IM2 4RB, British Isles;

            "ASSOCIATED COMPANY" in relation to any company, means any company which is a Subsidiary or Holding Company of that company or the majority of whose shares are beneficially owned by the same person or persons as own the majority of the shares of that company;

            "AVAILABILITY PERIOD" means the Revolving Credit Facility Availability Period or the Term Loan Facility Availability Period;

            "AVAILABLE COMMITMENT" means, in relation to a Lender, the amount of its Commitment in respect of the Revolving Credit Facility less the amount of its Contribution to the Revolving Credit Facility;

            "BUSINESS DAY" means any day on which banks and financial markets in London, Oslo, Frankfurt am Main and New York are open for the transaction of business of the nature contemplated by this Agreement;

            "CASH BALANCE" means the unencumbered and otherwise unrestricted cash and cash equivalents as set forth on the consolidated balance sheet of the NCLC Group prepared in accordance with US GAAP at the end of every month;

            "CERTIFIED COPY" means, in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up-to-date copy of the original by any of the directors or the secretary or assistant secretary for the time being of that company;

            "CHARGE" means the three (3) valid and effective first priority shares charges one (1) to be executed in respect of each of the Owners by the relevant Shareholder as holder (legally and beneficially) of all the authorised and issued shares in the relevant Owner in favour of the Agent such charges to be in the form and on the terms and conditions agreed between the Lenders and the Borrower and as specified in paragraph 28 of Schedule 3;

            "COMMITMENT" means, as to each Original Lender, the sum set out opposite its name in Schedule 1 as the amount of the Facility which, subject to the terms of this Agreement, it is obliged to advance to the Borrower under Clause 2 (or, where the context so admits, such amount which any successor in title, assignee or transferee (including any Transferee) of any Original Lender or Lender shall be obliged to advance to the Borrower under Clause 2, following the assumption of all or any portion of such liability from any Original Lender or Lender hereunder) in each case as such amount may be reduced or cancelled under this Agreement;

            "COMMITMENT PERIOD" means the Term Loan Facility Commitment Period or the Revolving Credit Facility Commitment Period;

            "COMPULSORY ACQUISITION" means requisition for title or other compulsory acquisition of a Vessel including its capture, seizure, detention or confiscation or expropriation but excluding any requisition for hire by or on behalf of any government or governmental authority or agency or by any persons acting or purporting to act on behalf of any such government or governmental authority or agency;

            "CONFIDENTIALITY UNDERTAKING" means the undertaking to be entered into relating to the release of financial information pertaining to the NCLC Group by the Agent or any Lender to a potential Transferee or assignee such undertaking to be in the form of Schedule 4;

            "CONFIRMATION" means a Confirmation exchanged or deemed to be exchanged between a Lender or its Affiliate (as the case may be) and the Borrower as contemplated by the relevant Master Agreement;

            "CONSOLIDATED DEBT SERVICE" means, for any relevant period, the sum (without double counting), determined in accordance with US GAAP, of:

            (i) the aggregate principal payable or paid during such period on any Indebtedness for Borrowed Money of any member of the NCLC Group, other than:

                  (a) principal of any such Indebtedness for Borrowed Money prepaid at the option of the relevant member of the NCLC Group;

                  (b) principal of any such Indebtedness for Borrowed Money prepaid upon the sale or Total Loss of any vessel owned or leased under a capital lease by any member of the NCLC Group; and

                  (c) balloon payments of any such Indebtedness for Borrowed Money payable during such period (and for the purpose of this paragraph (c) a "BALLOON PAYMENT" shall not include any scheduled repayment instalment of such Indebtedness for Borrowed Money which forms part of the balloon);

            (ii)  Consolidated Interest Expense for such period;

            (iii) the aggregate amount of any dividend or distribution of present or future assets, undertakings, rights or revenues to any shareholder of any member of the NCLC Group (other than the Borrower or one of its wholly owned Subsidiaries) or any distribution in respect of share capital during such period ("DISTRIBUTIONS"); and

            (iv) all rent under any capital lease obligations by which the Borrower or any consolidated Subsidiary is bound which are payable or paid during such period and the portion of any debt discount that must be amortised in such period, as calculated in accordance with US GAAP and derived from the then latest unaudited consolidated accounts of the NCLC Group delivered to the Agent in the case of any period ending at the end of any of the first three (3) financial quarters of each financial year of the Borrower and the then latest Accounts delivered to the Agent in the case of the final quarter of each such financial year;

            "CONSOLIDATED EBITDA" means, for any relevant period, the aggregate of:

            (i) Consolidated Net Income from the Borrower's operations for such period; and

            (ii) the aggregate amounts deducted in determining Consolidated Net Income for such period in respect of gains and losses from the sale of assets or reserves relating thereto, Consolidated Interest Expense, depreciation and amortisation, impairment charges and any other non-cash charges and deferred income tax expense for such period;

            "CONSOLIDATED INTEREST EXPENSE" means, for any relevant period, the consolidated interest expense (excluding capitalised interest accrued and not payable during such period) of the NCLC Group for such period;

            "CONSOLIDATED NET INCOME" means, for any relevant period, the consolidated net income (or loss) of the NCLC Group for such period as determined in accordance with US GAAP;

            "CONTRIBUTION" means as to each Original Lender the sum set out opposite its name in Schedule 1, being the amount of the Facility which it is obliged to advance to the Borrower under Clause 2, and/or, as the case may be, the portion of such sums so advanced and for the time being outstanding;

            "CREDIT SUPPORT DOCUMENT" means any document described as such in a Master Agreement and any other document referred to in any such document which has the effect of creating security in favour of the Agent or the Lenders;

            "CREDIT SUPPORT PROVIDER" means any person (other than the Borrower) described as such in a Master Agreement;

            "DISCLOSURE LETTER" means the letter so designated given by the Borrower and acknowledged by the Agent (acting on the instructions of the Lenders) on the Signing Date, such letter to include (among other things) a statement of the Borrower to the effect that no event or circumstance has occurred since 31 December 2003 which the Borrower reasonably, in each case, believes has had or will have a Material Adverse Effect;

            "DOLLARS" AND "USD" means the lawful currency of the United States of America;

            "DRAWDOWN DATE", in relation to the Term Loan Facility, means the date on which the Term Loan Facility is drawn down by the Borrower pursuant to Clause 2.3 and applied in accordance with Clause 2.2;

            "DRAWDOWN NOTICE" means a notice to be given by the Borrower to the Agent pursuant to Clause 2.3.1;

            "DRAWING" means any amount of the Revolving Credit Facility advanced by the Lenders to the Borrower pursuant to Clause 2.3;

            "EARNINGS" means, in respect of a Vessel, (whether earned or to be earned) any and all freights, hire and passage monies, proceeds of requisition (other than proceeds of Compulsory Acquisition), rebates and commissions, all earnings deriving from contracts of employment, demurrage, charterparties, contracts of affreightment, pooling agreements and joint ventures, compensation, remuneration for salvage and towage services, damages howsoever arising and detention monies, damages for breach of any charterparty or other contract for the employment of that Vessel, any amounts payable in consideration of the termination or variation of any charterparty or other such contract and any other earnings whatsoever due or to become due to the relevant Owner;

            "EARNINGS ASSIGNMENTS" means the three (3) valid and effective first legal assignments of the Earnings of the Vessels (together with the notices thereof and the acknowledgements) one (1) to be executed by each of the Owners in respect of its Vessel in favour of the Agent such assignments, notices and acknowledgements to be in the form and on the terms and conditions agreed between the Lenders and the Borrower and as specified in paragraph 25 of Schedule 3;

            "ENCUMBRANCE" means any mortgage, charge, pledge, lien, assignment, hypothecation, title retention, preferential right or trust arrangement or any other security agreement or arrangement;

            "EVENT OF DEFAULT" means any of the events specified in Clause 13;

            "FACILITY" means the Term Loan Facility and the Revolving Credit Facility;

            "FINAL MATURITY DATE" means the date falling seventy two (72) months from the Signing Date or such other date as is determined by the provisions of Clause 4 and/or Clause 5;

            "FINANCIAL INDEBTEDNESS" means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

            "FORCE MAJEURE" means, in relation to the Agent or any Lender, any event or circumstance which is beyond the reasonable control of such party, which cannot be foreseen or if foreseeable which is unavoidable, which occurs after the Signing Date and which prevents that party from performing any of its obligations under this Agreement;

            "GUARANTEE" means the three (3) joint and several guarantees one (1) to be executed by each of the Owners in favour of the Agent such guarantees to be in the form and on the terms and conditions agreed between the Lenders and the Borrower and as specified in paragraph 27 of Schedule 3;

            "HEDGING TRANSACTION" means a Transaction entered into between a Lender or its Affiliate (as the case may be) and the Borrower under the relevant Master Agreement for the express purpose of hedging all or part of the Borrower's interest rate risk under this Agreement;

            "HOLDING COMPANY" has the meaning defined in the Companies Act 1985,
            Section 736 as substituted by the Companies Act 1989, Section 144;

            "INDEBTEDNESS FOR BORROWED MONEY" means Financial Indebtedness (whether present or future, actual or contingent, long-term or short-term, secured or unsecured) in respect of:

            (i)   moneys borrowed or raised;

            (ii) the advance or extension of credit (including interest and other charges on or in respect of any of the foregoing);

            (iii) the amount of any liability in respect of leases which, in accordance with US GAAP, are capital leases;

            (iv) the amount of any liability in respect of the purchase price for assets or services payment of which is deferred for a period in excess of one hundred and eighty (180) days;

            (v) all reimbursement obligations whether contingent or not in respect of amounts paid under a letter of credit or similar instrument; and

            (vi) (without double counting) any guarantee of Financial Indebtedness falling within paragraphs (i) to (v) above;

            PROVIDED THAT the following shall not constitute Indebtedness for Borrowed Money:

            (a) loans and advances made by other members of the NCLC Group which are subordinated to the rights of the Lenders;

            (b) loans and advances made by Star Cruises Limited which are subordinated to the rights of the Lenders; and

            (c)   any Master Agreement Liabilities.

            "INSTALMENT" means the amount of principal of the Term Loan Facility repayable on a Repayment Date in accordance with Clause 3.1;

            "INSURANCE ASSIGNMENTS" means the three (3) valid and effective first legal assignments of the Insurances of the Vessels (together with the notices thereof) one (1) to be executed by each of the Owners in respect of its Vessel in favour of the Agent such assignments and notices to be in the form and on the terms and conditions agreed between the Lenders and the Borrower and as specified in paragraph 26 of Schedule 3;

            "INSURANCES" means all policies and contracts of insurance and entries of a Vessel in a protection and indemnity or war risks association which are effected in respect of that Vessel, its freights, disbursements, profits or otherwise and all benefits, including all claims and returns of premiums thereunder and shall also include all compensation payable by virtue of Compulsory Acquisition;

            "INTEREST PAYMENT DATE" means the last day of each Interest Period and if an Interest Period is longer than six (6) months' duration the date falling at the end of each successive period of six (6) months during such Interest Period from its commencement;

            "INTEREST PERIOD" means each period ascertained in accordance with Clause 6.2 or Clause 6.7;

            "INTEREST RATE" means the rate of interest applicable to the Term Loan Facility or a Drawing calculated in accordance with Clause 6.5, Clause 6.7 or Clause 7.3;

            "LIBOR" means with respect to any Interest Period the rate of interest (expressed as an annual rate) determined by the Agent to be:

            (i) the offered rate for deposits in Dollars for a period equivalent to such Interest Period which appears on the Reuters Page LIBOR 01 at or about 11.00 a.m. London time on the Quotation Date; or

            (ii) if no rate is provided for the respective Interest Period on the Reuters Page LIBOR 01, the interpolated rate per annum for deposits in Dollars in an amount approximately equal to the Drawing as calculated by the Agent, such interpolated rate to be based on the Reuters Page LIBOR 01 PROVIDED THAT LIBOR for periods of less than one (1) week will be ascertained under sub-section (iii) below;

            or (if Reuters Page LIBOR 01 is discontinued or if the Agent is unable to make the said determination due to technical breakdown in the relevant system or the Interest Period is less than one (1)
            week)

            (iii) the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent (1/16%)) of the rates per annum notified to the Agent by each of the Reference Banks as the rate at which deposits in Dollars in an amount approximately equal to the Drawing are offered to such Reference Bank by leading banks in the London Interbank Market at such Reference Bank's request at or about 11.00 a.m. London time on the Quotation Date for a period equal to the Interest Period and for delivery on the first Business Day thereof;

            "LENDER" means:

            (i)   any Original Lender; and

            (ii) any bank, financial institution, trust, fund or other entity which has become a party to this Agreement in accordance with Clause 20,

            which in each case has not ceased to be a party to this Agreement in accordance with the terms of this Agreement;

            "LENDING BRANCH" means in respect of the Agent and each Original Lender its office at the address set out beneath its name in
            Schedule 1 or such other office as it shall from time to time select and notify through the Agent to the Borrower and the Agent;

            "LIM FAMILY" means:

            (i)   Tan Sri Lim Goh Tong;

            (ii)  his spouse;

            (iii) his direct lineal descendants;

            (iv)  the personal estate of any of the above persons; and

            (v) any trust created for the benefit of one or more of the above persons and their estates;

            "MOA" means the memorandum of agreement dated as of 23 April 2004 for the sale and purchase of the Norwegian Spirit Vessel made between the Seller and Norwegian Spirit;

            "MAJORITY LENDERS" means Lenders the aggregate of whose Commitments exceed sixty seven per cent (67%) of the aggregate total of the Commitments of all the Lenders;

            "MANAGEMENT AGREEMENTS" means:

            (i) in respect of the Norwegian Spirit Vessel, the agreement to be entered into between Norwegian Spirit and the relevant Manager; and

            (ii) in respect of the Norwegian Star Vessel, the agreement dated 23 April 2004 as amended by an agreement made or to be made on or before the earlier of the Drawdown Date and the first Advance Date between Norwegian Star and the relevant Manager, providing for the commercial and technical management and crewing of these Vessels, and:

            (iii) in respect of the Pride of Aloha Vessel, the agreement dated 7
                  June 2004 as amended by an agreement made or to be made on or before the earlier of the Drawdown Date and the first Advance Date between Pride of Aloha and the relevant Manager providing for the ship management and crewing services of this Vessel, such agreements to be in the form and on the terms and conditions agreed between the Agent and the Borrower and as specified in paragraph 22 of Schedule 3;

            "MANAGEMENT AGREEMENT ASSIGNMENTS" means the three (3) valid and effective first legal assignments of the Management Agreements (together with the notices thereof and the acknowledgements) one (1) to be executed by each of the Owners in respect of its Vessel in favour of the Agent such assignments, notices and acknowledgements to be in the form and on the terms and conditions agreed between the Lenders and the Borrower and as specified in paragraph 29 of
            Schedule 3;

            "MANAGER" means NCL (Bahamas) in the case of the Norwegian Spirit Vessel and the Norwegian Star Vessel and NCL America in the case of the Pride of Aloha Vessel;

            "MANDATORY COST" means the cost imputed to a Lender of compliance with the mandatory liquid asset requirements of any central bank or other fiscal, monetary or other authority;

            "MASTER AGREEMENT" means any ISDA Master Agreement (or any other form of master agreement relating to interest or currency exchange transactions of a non-speculative nature) entered into between a Lender or its Affiliate and the Borrower before the Signing Date, including each Schedule to any Master Agreement and each Confirmation exchanged under any Master Agreement;

            "MASTER AGREEMENT LIABILITIES" means, at any relevant time, all liabilities of the Borrower to a Lender or its Affiliate (as the case may be) under the relevant Master Agreement, whether actual or contingent, present or future;

            "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the validity or enforceability of any of the Security Documents or the rights or remedies of the Lenders or their Affiliates (as the case may be) thereunder (ii) the ability of any Obligor to perform its obligations under any of the Security Documents or (iii) the assets, business, liabilities, operations, condition (financial or otherwise) or prospects of the Borrower, any of the Guarantors or the NCLC Group taken as a whole;

            "MATURITY DATE" in relation to a Drawing means the last day of its Term;

            "MAXIMUM FACILITY AMOUNT" means the Maximum Term Loan Facility Amount or the Maximum Revolving Credit Facility Amount;

            "MAXIMUM REVOLVING CREDIT FACILITY AMOUNT" means subject to Clause 5 and Clause 11.18 five hundred million Dollars (USD500,000,000);

            "MAXIMUM TERM LOAN FACILITY AMOUNT" means subject to Clause 4 and Clause 11.18 three hundred million Dollars (USD300,000,000);

            "MONTH" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the preceding Business Day PROVIDED THAT, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month;

            "MORTGAGES" means (i) the two (2) first priority statutory Bahamian ship mortgages and deeds of covenants collateral thereto one (1) to be granted by each of Norwegian Spirit and Norwegian Star over its Vessel and (ii) the first preferred US ship mortgage to be granted by Pride of Aloha over its Vessel, in each case in favour of the Agent as security pursuant hereto and to the Master Agreements such mortgages and deeds of covenants to be in the forms and on the terms and conditions agreed between the Lenders and the Borrower and as specified in paragraph 24 of Schedule 3;

            "NCL AMERICA" means NCL America Inc. of Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, United States of America, the company providing ship management and crewing services for the Pride of Aloha Vessel pursuant to the relevant Management Agreement;

            "NCL AMERICA HOLDINGS" means NCL America Holdings, Inc. of Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, United States of America;

            "NCL (BAHAMAS)" means NCL (Bahamas) Ltd. of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda, the company providing commercial and technical management and crewing services for the Norwegian Spirit Vessel and the Norwegian Star Vessel pursuant to the relevant Management Agreements and commercial, marketing, sales and financial services in respect of the Pride of Aloha Vessel pursuant to the Sub-Agency Agreement;

            "NCLC FLEET" means the vessels owned by the companies in the NCLC Group;

            "NCLC GROUP" means the Borrower and its wholly owned Subsidiaries provided that for the purposes of the definitions of "CASH BALANCE", "CONSOLIDATED DEBT SERVICE", "CONSOLIDATED INTEREST EXPENSE", "CONSOLIDATED NET INCOME", "TOTAL CAPITALISATION" and "TOTAL NET FUNDED DEBT" in this Clause, Clause 11.2 and Clause 11.3 "NCLC GROUP" means the Borrower, its Subsidiaries and any other entity which is required to be consolidated in the Borrower's accounts in accordance with US GAAP;

            "NCL INTERNATIONAL" means NCL International, Ltd. of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda;

            "NORWEGIAN SPIRIT" means Norwegian Spirit, Ltd. of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda;

            "NORWEGIAN SPIRIT VESSEL" means the one thousand (1,000) cabin luxury passenger cruise vessel built in 1998 and named "NORWEGIAN SPIRIT" (ex "SUPERSTAR LEO") to be purchased by Norwegian Spirit from the Seller pursuant to the MOA and re-registered under the laws and flag of the Bahamas;

            "NORWEGIAN STAR" means Norwegian Star Limited of International House, Castle Hill, Victoria Road, Douglas, Isle of Man IM2 4RB, British Isles;

            "NORWEGIAN STAR VESSEL" means the one thousand one hundred and twenty (1,120) cabin luxury passenger cruise vessel built in 2001 and named "Norwegian STAR" registered in the name of Norwegian Star under the laws and flag of the Bahamas;

            "NOTIONAL AMOUNT" in respect of any Hedging Transaction, means the Notional Amount as defined in the Confirmation relating to that Hedging Transaction;

            "OBLIGORS" means the Borrower, the Owners, NCL International, NCL America Holdings, NCL (Bahamas), NCL America, any other Credit Support Provider and any other party from time to time to any of the Security Documents excluding the Agent and the Lenders;

            "OUTSTANDING INDEBTEDNESS" means all sums of any kind payable actually or contingently to the Agent or the Lenders under or pursuant to this Agreement or any other Transaction Document (whether by way of repayment of principal, payment of interest or default interest, payment of any indemnity or counter indemnity, reimbursement for fees, costs or expenses or otherwise howsoever) and any Master Agreement Liabilities;

            "OWNERS" means Norwegian Spirit, Norwegian Star and Pride of Aloha;

            "PERMITTED LIENS" means (i) any Encumbrance created by or pursuant to the Security Documents (ii) liens on a Vessel up to an aggregate amount at any time not exceeding five million Dollars (USD5,000,000) for current crew's wages and salvage and liens incurred in the ordinary course of trading a Vessel (iii) any deposits or pledges to secure the performance of bids, tenders, bonds or contracts (iv) any other Encumbrance notified by any of the Obligors to the Agent prior to the Signing Date (v) any Encumbrance in respect of existing Financial Indebtedness of a person which becomes a Subsidiary of the Borrower or is merged with or into the Borrower or any of its Subsidiaries (vi) liens on assets leased, acquired or upgraded after the Signing Date or assets newly constructed or converted after the Signing Date provided that (a) such liens secure Financial Indebtedness otherwise permitted under this Agreement (b) such liens are incurred within one (1) year following such lease, acquisition, upgrade, construction or conversion and (c) the Financial Indebtedness secured by such liens does not exceed the cost of such upgrade or the cost of such assets acquired or leased (vii) statutory and other similar liens arising in the ordinary course of business unrelated to Financial Indebtedness and securing obligations not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and (viii) liens arising out of the existence of judgments or awards in respect of the Borrower or any of its Subsidiaries, provided that the aggregate amount of all cash and the fair market value of all other property, subject to such liens does not exceed ten million Dollars (USD10,000,000);

            "POSSIBLE EVENT OF DEFAULT" means any event which, with the giving of notice, passage of time or occurrence of any other event, would constitute an Event of Default;

            "PRIDE OF ALOHA" means Pride of Aloha Inc. of Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, United States of America;

            "PRIDE OF ALOHA VESSEL" means the one thousand and one (1,001) cabin luxury passenger cruise vessel built in 1999 and named "pride of aloha" registered in the name of Pride of Aloha under the laws and flag of the United States of America;

            "PROCESS AGENT" means Clifford Chance Secretaries Limited whose registered office is presently at 10 Upper Bank Street, London E14 5JJ or any other person in England nominated by the Borrower or any other Obligor and approved by the Agent as agent to accept service of legal proceedings on their behalf under any of the Security Documents;

            "PURCHASE PRICE" means three hundred and seventeen million Dollars (USD317,000,000) in respect of the Norwegian Spirit Vessel being the price agreed between the Seller and Norwegian Spirit for the sale and purchase of a Vessel under clause 1 of the MOA;

            "QUOTATION DATE" means, in relation to any Interest Period, the day two (2) Business Days (in London) prior to the first day of the relevant Interest Period;

            "REFERENCE BANKS" means DnB NOR Bank ASA and Nordea Bank Norge ASA;

            "RELEVANT PERCENTAGE" means at any relevant time the percentage that the valuation of a Vessel obtained in accordance with Clause 11.17 bears to the aggregate of the valuations of the Vessels obtained as aforesaid at such time;

            "RENEWAL NOTICE" means a notice to be given by the Borrower to the Agent to extend the period of a Term;

            "REPAYMENT DATES" means in respect of the Term Loan Facility, subject to the provisions of Clause 4, (i) the last day of each of the eleven (11) consecutive periods of six (6) months the first such period commencing on the Drawdown

            Date and the eleventh (11th) such period terminating five and a half (5-1/2) years thereafter and (ii) the Final Maturity Date;

            "REUTERS PAGE LIBOR 01" means the display currently designated as Reuters Page LIBOR 01, which includes London Interbank Offered Rates of four (4) major banks, which are members of the International Swaps and Derivatives Association, Inc. or such other service as may be nominated by the British Bankers' Association as the information vendor for displaying the London Interbank Offered Rates of major banks in the London Interbank Market;

            "REVOLVING CREDIT FACILITY" means the revolving credit facility granted hereunder in the Maximum Revolving Credit Facility Amount or (as the context may require) the amount thereof for the time being advanced and outstanding under this Agreement;

            "REVOLVING CREDIT FACILITY AVAILABILITY PERIOD" means the period beginning on the Signing Date and ending one (1) month before the Final Maturity Date;

            "REVOLVING CREDIT FACILITY COMMITMENT PERIOD" means the period beginning on the Signing Date and ending on the earlier of the last day of the Revolving Credit Facility Availability Period and the date on which the Revolving Credit Facility is cancelled hereunder;

            "SAME DAY FUNDS" means Dollar funds settled through the New York Clearing House Interbank Payments System or such other funds for payment in Dollars as the Agent shall specify by notice to the Borrower as being customary at the time for the settlement of international transactions in New York of the type contemplated by this Agreement;

            "SECURITY DOCUMENTS" means this Agreement, the Charges, the Mortgages, the Guarantees, the Earnings Assignments, the Insurance Assignments, the Management Agreement Assignments, the Sub-Agency Agreement Assignment, the Master Agreements and any other Credit Support Documents, any fee letter and all such other documents as may be executed at any time in favour of the Agent as security for the obligations of the Borrower and/or the other Obligors whether executed pursuant to the express provisions of this Agreement or otherwise howsoever;

            "SECURITY PERIOD" means the period beginning on the earlier of the Drawdown Date and the first Advance Date and ending on the date on which the amounts outstanding under this Agreement and under each of the other Security Documents are finally and irrevocably repaid and/or cancelled in full;

            "SELLER" means Superstar Leo Limited of Douglas, Isle of Man, British Isles as seller of the Norwegian Spirit Vessel;

            "SHAREHOLDER" means NCL International in the case of Norwegian Spirit and Norwegian Star and NCL America Holdings in the case of Pride of Aloha;

            "SIGNING DATE" means the date of this Agreement;

            "SUB-AGENCY AGREEMENT" means the agreement dated 7 June 2004 between NCL America and the Sub-Agent providing for the commercial, marketing, sales and financial services in respect of the Pride of Aloha Vessel, such agreement to be in the form and on the terms and conditions agreed between the Agent and the Borrower and as specified in paragraph 23 of Schedule 3;

            "SUB-AGENCY AGREEMENT ASSIGNMENT" means the valid and effective first legal assignment of the Sub-Agency Agreement (together with the notice thereof and the acknowledgement), to be executed by NCL America in favour of the Agent, such assignment, notice and acknowledgement to be in the form and on the terms and conditions agreed between the Lenders and the Borrower and as specified in paragraph 30 of Schedule 3;

            "SUB-AGENT" means NCL (Bahamas), the company providing commercial, marketing, sales and financial services in respect of the Pride of Aloha Vessel pursuant to the Sub-Agency Agreement;

            "SUBSIDIARY" has the meaning defined in the Companies Act 1985,
            Section 736 as substituted by the Companies Act 1989, Section 144;

            "SUBSTITUTE BASIS" means an alternative basis for maintaining a Drawing certified by the Agent pursuant to Clause 7.3.1;

            "SUSPENSION NOTICE" means a notice given by the Agent to the Borrower pursuant to Clause 7.1;

            "TAXES" means all present and future income and other taxes, levies, imposts, deductions, compulsory liens and withholdings whatsoever together with interest thereon and penalties with respect thereto, if any, and any payments made on or in respect thereof and "TAXATION" shall be construed accordingly;

            "TERM" means, in relation to a Drawing, the period for which such Drawing is, or is to be, borrowed, as specified in the Drawdown Notice for such Drawing and as extended by any Renewal Notice for such Drawing provided that the Term shall not extend beyond the Final Maturity Date;

            "TERM LOAN FACILITY" means the term loan facility granted hereunder in the Maximum Term Loan Facility Amount or (as the context may require) the amount thereof for the time being advanced and outstanding under this Agreement;

            "TERM LOAN FACILITY AVAILABILITY PERIOD" means the period beginning on the Signing Date and ending on 31 August 2004;

            "TERM LOAN FACILITY COMMITMENT PERIOD" means the period beginning on the Signing Date and ending on the earlier of the Drawdown Date and the date on which the Term Loan Facility is cancelled hereunder;

            "THIRD PARTY" means any person or group of persons acting in concert (as the expression "ACTING IN CONCERT" is defined in the City Code on Take-overs and Mergers) who or which is not a member of the Lim Family;

            "TOTAL CAPITALISATION" means, at any date of determination, Total Net Funded Debt plus the consolidated stockholders' equity of the NCLC Group at such date determined in accordance with US GAAP and derived from the then latest unaudited and consolidated accounts of the NCLC Group delivered to the Agent in the case of the first three
            (3) quarters of each financial year and the then latest Accounts delivered to the Agent in the case of the final quarter of each financial year;

            "TOTAL LOSS" means any actual or constructive or arranged or agreed or compromised total loss or Compulsory Acquisition of a Vessel;

            "TOTAL NET FUNDED DEBT" means, as at any relevant date:

            (i)   Indebtedness for Borrowed Money of the NCLC Group; and

            (ii) the amount of any Indebtedness for Borrowed Money of any person which is not a member of the NCLC Group but which is guaranteed by a member of the NCLC Group as at such date;

            less an amount equal to any Cash Balance as at such date;

            "TRANSACTION" means a transaction entered into between a Lender or its Affiliate (as the case may be) and the Borrower governed by the relevant Master Agreement;

            "TRANSACTION DOCUMENTS" means the Security Documents, the MOA, the Drawdown Notices, the Renewal Notices, the Management Agreements, the Sub-Agency Agreement and any other material document now or hereafter issued in connection with the documents or the transaction herein referred to;

            "TRANSFER CERTIFICATE" means the certificate attached hereto as
            Schedule 5;

            "TRANSFER DATE" means, in relation to any Transfer Certificate, the date specified in such Transfer Certificate as the date for the making of the transfer or, where such transfer is specified as being subject to the fulfilment of certain conditions, the date on which the Agent receives a certificate from the Lender making the transfer confirming that all such conditions have been fulfilled;

            "TRANSFEREE" means any reputable bank acceptable to the Agent which becomes a party to this Agreement as a Lender pursuant to Clause 20;

            "US GAAP" means generally accepted accounting principles in the United States of America consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies) including, without limitation, those set forth in the opinion and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board; and

            "VESSELS" means:

            (i)   the Norwegian Spirit Vessel;

            (ii)  the Norwegian Star Vessel; and

            (iii) the Pride of Aloha Vessel.

      1.2   CONSTRUCTION

            In this Agreement unless the context otherwise requires:

            1.2.1 clause headings are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;

            1.2.2 references to Clauses and to Schedules are to be construed as references to clauses of and schedules to this Agreement unless otherwise stated and references to this Agreement are to be construed as references to this Agreement including its Schedules;

            1.2.3 references to (or to any specified provision of) this
                  Agreement or any other document shall be construed as references to this Agreement, that provision or that document as from time to time amended, supplemented and/or novated;

            1.2.4 references to any Act or any statutory instrument shall be construed as references to that Act or that statutory instrument as from time to time re-enacted, amended or supplemented;

            1.2.5 references to any party to this Agreement or any other document shall include reference to such party's successors and permitted assigns;

            1.2.6 words importing the plural shall include the singular and vice versa;

            1.2.7 references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any state or any agency thereof;

            1.2.8 where any matter requires the approval or consent of the Agent such approval or consent shall not be deemed to have been given unless given in writing; where any matter is required to be acceptable to the Agent shall not be deemed to have accepted such matter unless its acceptance is communicated in writing; the Agent may give or withhold its consent, approval or acceptance at its unfettered discretion; and

            1.2.9 a certificate by the Agent as to any amount due or calculation made hereunder shall be conclusive except for manifest error.

      1.3   AGENT

            The Agent has been appointed by the Lenders as agent under Clause
            22.3 and (unless the context otherwise requires) references herein to the Agent shall be construed as references to itself and the Lenders. The Borrower shall only communicate with the Lenders under this Agreement and the other Security Documents through the Agent and as hereinafter referred to.

2     THE FACILITY

      2.1   AVAILABILITY

            2.1.1 The Lenders grant to the Borrower the Term Loan Facility which shall be available for drawdown by the Borrower in one (1) amount within the Term Loan Facility Availability Period subject to the provisions of Clause 2.2 and Clause 2.3.

            2.1.2 The Lenders also grant to the Borrower the Revolving Credit
                  Facility which is of a revolving nature and shall be available to the Borrower during the Revolving Credit Facility Availability Period subject to the provisions of Clause 2.2 and Clause 2.3. Each Drawing shall be repaid on its Maturity Date. However, a Term may be extended to the end of the succeeding Interest Period in respect of that Drawing by the giving of a Renewal Notice by the Borrower to the Agent not later than 9.00 a.m. London time four (4) Business Days prior to the commencement of the relevant Interest Period.

            2.1.3 Each Lender shall advance its Contribution to the Term Loan
                  Facility or a Drawing (as the case may be) in the proportion which its Contribution for the time being bears to the other Contributions of the Lenders to the Facility.

            2.1.4 None of the Agent or any other Lender shall be liable for any failure or delay on the part of any Lender in making any advance hereunder nor shall the Agent have any obligation to seek to procure additional Lenders in the event of such a failure PROVIDED THAT if any Lender should fail to advance its Contribution to an advance hereunder, that Lender and the Agent will take all reasonable steps to mitigate the effect of that failure. Notwithstanding the aforesaid proviso, no Lender shall be obliged to increase its Contribution hereunder in respect of the failure by any other Lender to fund any Contribution.

      2.2   PURPOSE AND APPLICATION

            The Borrower shall apply the Facility in part payment of the Purchase Price due to the Seller under the MOA, in refinance of the existing finance in respect of the Norwegian Star Vessel and the Pride of Aloha Vessel and in payment of fees and expenses incurred in connection with the Facility and any balance of the Revolving Credit Facility from time to time may be used for general corporate and working capital purposes for the Borrower and its Subsidiaries.

      2.3   DRAWDOWN

            The Borrower shall only draw down the Term Loan Facility or a Drawing if:

            2.3.1 the Agent receives at least four (4) Business Days' notice of the Borrower's request for such drawing in the form of
                  Schedule 2;

            2.3.2 the Drawdown Date or the Advance Date proposed is a Business
                  Day within the relevant Availability Period;

            2.3.3 any Drawing is in a minimum amount of ten million Dollars
                  (USD10,000,000) or a whole multiple thereof;

            2.3.4 on any Advance Date not more than ten (10) Drawings will be outstanding;

            2.3.5 its drawdown would not result in the amount of the relevant
                  Facility exceeding the relevant Maximum Facility Amount on the Drawdown Date or the Advance Date (as the case may be);

            2.3.6 no Event of Default or Possible Event of Default has occurred before the date of such drawing and such drawing would not constitute an Event of Default or Possible Event of Default;

            2.3.7 the representations and warranties set out in Clause 10 and each of the other Security Documents are correct on the date of such drawing;

            2.3.8 it is then lawful for each of the Lenders to make available its relevant Contribution to the drawing; and

            2.3.9 in the case of the first Drawing made under this Agreement, the Advance Date in respect of that Drawing is on or before 31 August 2004.

      2.4   BREAK COSTS

            If for any reason the Term Loan Facility or a Drawing is not drawn down by the Borrower hereunder after the relevant Drawdown Notice has been given to the Agent pursuant to Clause 2.3, the Borrower will pay to the Agent for the account of the Lenders such amount as the Agent may certify as necessary to compensate the Lenders (other than any Lender whose default has caused the Term Loan Facility or the Drawing not to be drawn down) for any loss (including any losses under any Master Agreements) or expense on account of funds borrowed, contracted for or utilised in order to fund its Contribution to the Term Loan Facility or the Drawing (as the case may be). Each Lender shall supply to the Agent a certificate of break costs which in the absence of manifest error shall be conclusive as to the amounts due.

      2.5   CONDITIONS OF DRAWDOWN

            The Agent shall not be under any obligation to advance the Term Loan Facility or a Drawing hereunder until all the documents and evidence referred to in the relevant part of Schedule 3 are in the possession of the Agent in form and substance satisfactory to the Lenders.

      2.6   SEVERAL OBLIGATIONS OF THE LENDERS

            The obligations and rights of each Lender hereunder are several and if for any reason the Borrower receives an amount greater than the aggregate of the Contributions to the Term Loan Facility or the Drawing (as the case may be), the

            Borrower forthwith upon the demand of the Agent shall pay to the Agent (for the account of those Lenders whose Contributions were exceeded) the amount certified by the Agent as representing the excess of the amount paid to the Borrower over the due and proper amount of the Contributions of the Lenders actually received by the Agent.

      2.7   LENDER'S FAILURE TO PERFORM

            Subject to Clause 2.1.3, the failure by a Lender to perform its obligations hereunder shall not affect the obligations of the Borrower towards any other party hereto nor shall any such other party be liable for the failure by such Lender to perform its obligations hereunder.

      2.8   FULFILMENT OF CONDITIONS AFTER DRAWDOWN

            If the Lenders, acting unanimously, decide (or the Agent in accordance with Clause 22 decides) to permit the advance of the Term Loan Facility and/or the first Drawing to the Borrower hereunder without having received all of the documents or evidence referred to in Schedule 3, the Borrower will nevertheless deliver the remaining documents or evidence to the Agent within such period as the Agent may stipulate and the advance of the Term Loan Facility and/or the Drawing shall not be construed as a waiver of the Agent's right to receive the documents or evidence as aforesaid nor shall this provision impose on the Agent or the Lenders any obligation to permit the drawing in the absence of any of such documents or evidence.

3     REPAYMENT OF THE TERM LOAN FACILITY

      3.1 Unless otherwise repaid in accordance with the provisions of this Agreement, the Borrower hereby agrees to repay the Term Loan Facility by twelve (12) half yearly Instalments of principal on the Repayment Dates. The first eleven (11) Instalments shall each be in the amount of seventeen million five hundred thousand Dollars (USD17,500,000) and the twelfth (12th) and final Instalment shall be in the amount of one hundred and seven million five hundred thousand Dollars (USD107,500,000).

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

4     PREPAYMENT OF THE TERM LOAN FACILITY

      4.1   VOLUNTARY PREPAYMENT

            On giving at least thirty (30) days' prior notice to the Agent, the Borrower may on the last day of an Interest Period prepay (without premium or penalty, subject to Clause 4.8) the whole or any relevant part of the Term Loan Facility (but if in part in an amount of at least five million Dollars (USD5,000,000) or such lesser amount as is acceptable to the Agent).

      4.2   VOLUNTARY PREPAYMENT IN CASE OF INCREASED COST

            At any time after any sum payable by the Borrower has been increased under Clause 7 or a Lender has made any claim for indemnification under Clause 7, the Borrower may, after giving to the Agent five (5) Business Days' notice of its intention to do so, prepay the whole (but not part only) of that Lender's Contribution to the Term Loan Facility, subject to Clause 4.8.

      4.3   MANDATORY PREPAYMENT IN CASE OF ILLEGALITY

            4.3.1 If any change in, or in the interpretation or application of, any law, regulation or treaty shall make it unlawful in any jurisdiction applicable to any of the Lenders for that Lender to make available or maintain its Contribution to the Term Loan Facility or to give effect to its obligations as contemplated hereby, the Agent may, by notice thereof to the Borrower, declare that the relevant Lender's obligations shall be terminated forthwith whereupon (if any of the Facility has then been advanced) the Borrower shall prepay forthwith to the relevant Lender its Contribution to the Term Loan Facility together with interest thereon to the date of such prepayment and all other amounts due to such Lender under Clause 4.8 and under the Security Documents (or, if permitted by the relevant law, regulation or treaty, at the end of the then current Interest Period).

            4.3.2 A Lender affected by any provision of Clause 4.3.1 shall promptly inform the Agent after becoming aware of the relevant change and the Agent shall, as soon as reasonably practicable thereafter, notify the Borrower of the change and its possible results. Without affecting the Borrower's obligations under Clause 4.3.1 and in consultation with the Agent, the affected Lender will then take all such reasonable steps as may be open to it to mitigate the effect of the change (for example (and if then possible) by changing its Lending Branch or transferring some or all of its rights and obligations under this Agreement to another financial institution reasonably acceptable to the Borrower and the Agent). The reasonable costs of mitigating the effect of any such change shall be borne by the Borrower save where such costs are of an internal administrative nature and are not incurred in dealings by any Lender with third parties.

      4.4   VOLUNTARY PREPAYMENT FOLLOWING IMPOSITION OF SUBSTITUTE BASIS

            The Borrower may notify the Agent within ten (10) days of the receipt of a certificate from the Agent of a Substitute Basis under Clause 7.3 whether or not it wishes to prepay the Term Loan Facility, in which event the Borrower shall forthwith prepay the Term Loan Facility together with interest accrued thereon at the rate specified in the relevant certificate of Substitute Basis and any break costs in accordance with Clause 4.8.

      4.5   PREPAYMENT IN CASE OF TOTAL LOSS OF A VESSEL

            If a Vessel is or becomes a Total Loss, then the Borrower will, within thirty (30) days thereof or, if the Agent is satisfied in its sole discretion that the Total Loss is adequately covered by the Insurances and that the relevant insurance proceeds will be payable to the Agent within one hundred and fifty (150) days plus three (3) business days in Frankfurt, New York and Singapore thereof, by no later than the date which is one hundred and fifty (150) days plus three (3) business days in Frankfurt, New York and Singapore after the date of the event giving rise to such Total Loss prepay the Relevant Percentage of the Term Loan Facility in accordance with Clause 4.7, Clause 4.8 and Clause 14.1.

            For the purposes of this Clause a Total Loss shall be deemed to have occurred:

            4.5.1 if it consists of an actual loss, at noon Greenwich Mean Time on the actual date of loss or, if that is not known, on the date on which the Vessel was last heard of;

            4.5.2 if it consists of a Compulsory Acquisition, at noon Greenwich
                  Mean Time on the date on which the requisition is expressed to take effect by the person requisitioning the Vessel; and

            4.5.3 if it consists of a constructive or compromised or arranged or agreed total loss or damage to the Vessel rendering repair impracticable or uneconomical or rendering the Vessel permanently unfit for normal use, at noon Greenwich Mean Time on the date on which notice claiming the loss of the Vessel is given to its insurers.

      4.6   PREPAYMENT IN CASE OF SALE OF A VESSEL

            If a Vessel is sold by the relevant Owner with the prior consent of the Agent (which consent is not to be unreasonably withheld or delayed), then the Borrower will concurrent with completion of the sale prepay the Relevant Percentage of the Term Loan Facility in accordance with Clause 4.7 and Clause 14.1. Subject to Clause 4.8 hereof, prepayment of the Term Loan Facility consequent upon the permitted sale of the Vessel shall absolve the Borrower from any liability to pay prepayment fees or costs.

      4.7   EFFECT OF PREPAYMENT

            Any notice given by the Borrower under Clause 4.1, Clause 4.2 or Clause 4.4 shall be irrevocable and shall oblige the Borrower to pay to the Agent on account of the Lenders the amount or amounts therein stated on the date therein stated. No amount prepaid under this Agreement may be redrawn. Each prepayment under this Agreement shall be applied in satisfaction of the Instalments pro rata. Prepayments under this Agreement shall be made together with:

            4.7.1 accrued interest on the amount to be prepaid to the date of such prepayment (calculated in respect of any period during which a Substitute Basis has applied by virtue of Clause 7.3, at the rate per annum more particularly described in Clause 7.2);

            4.7.2 any additional amounts payable under Clause 7.2 and Clause
                  8.1;

            4.7.3 costs certified by the Agent as necessary to compensate the
                  Lenders for the cost of repaying fixed deposits borrowed to fund any part of the Term

                  Loan Facility or any part of any Drawing which is prepaid before the Final Maturity Date in the case of the Term Loan Facility and before the Maturity Date in the case of any Drawing or the fixed term by reference to which the relevant rate of interest has been ascertained; and

            4.7.4 all other sums payable by the Borrower to the relevant Lender under this Agreement including, without limitation, any accrued commitment fee payable under Clause 16.1.

      4.8   BREAK COSTS ON PREPAYMENT

            If any repayment or prepayment of the Term Loan Facility or part thereof is made otherwise than on the last day of an Interest Period, the Borrower shall pay to the Agent on behalf of the Lenders on demand such additional amount as the Agent may certify (such certificate to contain a calculation thereof in reasonable detail) as necessary to compensate each of the Lenders for any loss (including the cost of breaking deposits or re-employing funds (including warehousing and other related costs)) or any losses under any Master Agreement or expense (including warehousing and other related costs) on account of funds borrowed, contracted for or utilised to fund the amount so repaid or prepaid provided that each Lender shall pay to the Borrower any swap breakage gain actually received by the Lender under any Master Agreement.

5     REPAYMENT, REDUCTION AND CANCELLATION OF THE REVOLVING CREDIT FACILITY

      5.1   REPAYMENT

            The Borrower shall repay each Drawing on its Maturity Date. If a Drawing (the "NEW DRAWING") is to be made on a day on which another Drawing (the "MATURING DRAWING") is due to be repaid then, subject to the terms of this Agreement:

            5.1.1 the maturing Drawing shall be deemed to have been repaid on its Maturity Date either in whole (if the new Drawing is equal to or greater than the maturing Drawing) or in part (if the new Drawing is less than the maturing Drawing); and

            5.1.2 to the extent that the maturing Drawing is so deemed to have been repaid, the principal amount of the new Drawing to be made on such date shall be deemed to have been credited to the account of the Borrower by the Agent on behalf of the Lenders in accordance with the terms of this Agreement and the Lenders shall only be obliged to make available to the Borrower pursuant to Clause 2.3 a principal amount equal to the amount by which the new Drawing exceeds the maturing Drawing.

            On the Final Maturity Date, all outstanding Drawings and other sums (if any) then owing under this Agreement shall in any event be repaid or paid in full.

      5.2   SCHEDULED REDUCTIONS OF COMMITMENTS TO THE REVOLVING CREDIT FACILITY

            Without prejudice to any other provision of this Agreement, the Commitments to the Revolving Credit Facility shall be reduced to zero on the Final Maturity Date.

      5.3   SALE OR TOTAL LOSS OF A VESSEL: MANDATORY CANCELLATION

            If at any time during the Security Period a Vessel is sold or is or becomes a Total Loss, the Commitments to the Revolving Credit Facility shall be reduced on the date on which the proceeds of such sale or Total Loss are made available by an amount equal to the Relevant Percentage.

            If, upon reduction of the Commitments to the Revolving Credit Facility by such amount, the aggregate of the Drawings at such time exceeds the Commitments to the Revolving Credit Facility as thereby reduced, the Borrower shall on such date prepay such amount of the outstanding Drawings as will ensure that immediately thereafter the aggregate amount of the Drawings will not exceed the Commitments to the Revolving Credit Facility as so reduced.

      5.4   AMOUNTS PAYABLE ON PREPAYMENT

            Any prepayment of the Revolving Credit Facility under this Clause 5 shall be made together with such sums as are set out in Clause 4.7.

      5.5   NOTICE OF PREPAYMENT

            No voluntary prepayment of a Drawing may be effected under this Clause 5 unless the Borrower shall have given the Agent at least five (5) Business Days'

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

            notice of its intention to make such prepayment. Every notice of prepayment shall be effective only on actual receipt by the Agent, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrower to make such prepayment on the date specified. Unless and to the extent that the Commitments to the Revolving Credit Facility are cancelled or reduced on or with effect from the date of any such prepayment, amounts prepaid may be re-drawn under this Agreement. The Borrower may not prepay any Drawing or any part thereof save as expressly provided in this Agreement.

      5.6   VOLUNTARY CANCELLATION OF COMMITMENTS TO THE REVOLVING CREDIT
            FACILITY

            The Borrower may at any time during the Revolving Credit Facility Availability Period by notice to the Agent (effective only on actual receipt) cancel with effect from a date not less than ten (10) Business Days after the receipt by the Agent of such notice the whole or any part (being five million Dollars (USD5,000,000) or a whole multiple thereof but not more than the Available Commitments of all of the Lenders as at such date) of the total of the Available Commitments as at such date of all the Lenders. Any such notice of cancellation, once given, shall be irrevocable and upon such cancellation taking effect the Commitment of each of the Lenders to the Revolving Credit Facility shall be reduced proportionately and the Borrower shall on the date designated in its notice prepay such amount of the outstanding Drawings as will ensure that immediately thereafter the aggregate amount of the Drawings will not exceed the Commitments to the Revolving Credit Facility as so reduced by virtue of the Borrower's cancellation.

      5.7   ADDITIONAL PARTIAL CANCELLATION

            The Borrower may also at any time during the Revolving Credit Facility Availability Period by notice to the Agent (effective only on actual receipt) cancel with effect from a date not less than five
            (5) Business Days after receipt by the Agent of such notice the whole but not part only, but without prejudice to its obligations under Clause 7.2 and Clause 9.1, of the Commitment to the Revolving Credit Facility of any Lender to which the Borrower shall have become obliged to pay additional amounts under Clause 7.2 or Clause
            9.1. Upon any notice of such prepayment being given, the Commitment of the relevant Lender to the Revolving Credit Facility shall be reduced to zero and the Borrower shall be obliged to prepay the Contribution of such Lender to the Revolving Credit Facility on such date.

      5.8   PREPAYMENT DURING TERM

            The Borrower may at any time by notice to the Agent (effective only on actual receipt) prepay the whole or any part (being five million Dollars (USD5,000,000) or such lesser amount as is acceptable to the Agent of any Drawing prior to its Maturity Date on not less than five (5) Business Days' notice (whether or not any part of the Commitment to the Revolving Credit Facility is also being cancelled on such date pursuant to any provision of this Agreement) and the Borrower shall when making such prepayment, make such prepayment together with any amounts as referred to in Clause 5.4.

      5.9   MANDATORY CANCELLATION IN CASE OF ILLEGALITY

            If any change in, or in the interpretation or application of, any law, regulation or treaty shall make it unlawful in any jurisdiction applicable to any of the Lenders for that Lender to make available or maintain its Contribution to the Revolving Credit Facility or to give effect to its obligations as contemplated hereby, the Agent may, by notice thereof to the Borrower, declare that the relevant Lender's obligations shall be terminated forthwith whereupon (if any of the Revolving Credit Facility has then been advanced) the Borrower shall prepay forthwith to the relevant Lender its Contribution to the Revolving Credit Facility together with interest thereon to the date of such prepayment and all other amounts due to such Lender under Clause 5.8 and under the Security Documents (or, if permitted by the relevant law, regulation or treaty, at the end of the then current Interest Period).

            A Lender affected by any provision of this Clause 5.9 shall promptly inform the Agent after becoming aware of the relevant change and the Agent shall, as soon as reasonably practicable thereafter, notify the Borrower of the change and its possible results. Without affecting the Borrower's obligations under this Clause 5.9 and in consultation with the Agent, the affected Lender will then take all such reasonable steps as may be open to it to mitigate the effect of the change (for example (and if then possible) by changing its Lending Branch or transferring some or all of its rights and obligations under this Agreement to another financial institution reasonably acceptable to the Borrower and the Agent). The reasonable costs of mitigating the effect of any such change shall be borne by the Borrower save where such costs are of an internal administrative nature and are not incurred in dealings by any Lender with third parties.

      5.10  VOLUNTARY CANCELLATION FOLLOWING IMPOSITION OF SUBSTITUTE BASIS

            The Borrower may notify the Agent within ten (10) days of the receipt of a certificate from the Agent of a Substitute Basis under Clause 7.3 whether or not it wishes to cancel the Revolving Credit Facility or the relevant part thereof, in which event the Borrower shall forthwith cancel the Revolving Credit Facility or such relevant part thereof and prepay such amount of the outstanding Drawings as will ensure that immediately thereafter the aggregate of amount of the Drawings will not exceed the Commitments to the Revolving Credit Facility as so reduced by virtue of the Borrower's cancellation.

      5.11  CANCELLATION IN CASE OF TOTAL LOSS OF A VESSEL

            If a Vessel is or becomes a Total Loss, then the Borrower will, within thirty (30) days thereof or, if the Agent is satisfied in its sole discretion that the Total Loss is adequately covered by the Insurances and that the relevant insurance proceeds will be payable to the Agent on its behalf within one hundred and fifty (150) days thereof, by no later than the date which is one hundred and fifty
            (150) days after the date of the event giving rise to such Total Loss cancel and prepay the Relevant Percentage of the Revolving Credit Facility in accordance with Clause 5.3 and Clause 14.1.

            The relevant provisions of Clause 4.5 shall be applied to this Clause to determine when a Total Loss shall be deemed to have occurred.

      5.12  CANCELLATION IN CASE OF SALE OF A VESSEL

            If a Vessel is sold by the relevant Owner with the prior consent of the Agent (which consent is not to be unreasonably withheld or delayed), then the Borrower will concurrent with completion of the sale cancel and prepay the Relevant Percentage of the Revolving Credit Facility in accordance with Clause 5.3 and Clause 14.1.

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

6     INTEREST

      6.1   PAYMENT OF INTEREST

            The Borrower shall pay interest on the Term Loan Facility and each Drawing at the Interest Rate applicable for each Interest Period in respect thereof which interest shall be payable in arrears on each Interest Payment Date.

      6.2   SELECTION AND DURATION OF INTEREST PERIODS

            The Borrower may give notice to the Agent to be received by the Agent not later than 9.00 a.m. London time four (4) Business Days prior to the commencement of each Interest Period, specifying whether that Interest Period is to be of one (1), three (3) or six
            (6) months' duration or of such other period as the Borrower and all the Lenders may agree. Interest Periods shall commence, in the case of the first in respect of the Term Loan Facility or a Drawing, on the Drawdown Date in the case of the Term Loan Facility and on the relevant Advance Date in the case of a Drawing and, in the case of Interest Periods other than the first, on the expiry of the preceding Interest Period. Each Interest Period shall, subject to the following provisions of this Clause 6, be of a duration selected by the Borrower as above PROVIDED THAT the final Interest Periods in respect of each of the Facility shall end on the Final Maturity Date.

      6.3   NO NOTICE AND UNAVAILABILITY

            If the Borrower fails to select an Interest Period in accordance with Clause 6.2 or the Agent certifies that deposits for the period selected by the Borrower are not available to each of the Lenders in the ordinary course of business in the London Interbank Market to fund the Term Loan Facility or the Drawing, the Borrower shall be deemed to have selected an Interest Period of three (3) months (or such other period as the Agent may in its sole discretion decide).

      6.4   EXTENSION AND SHORTENING OF INTEREST PERIODS

            6.4.1 If an Interest Period would otherwise end on a day which is not a Business Day, the Interest Period shall be extended until the next following Business Day unless the next following Business Day falls in the next calendar month in which case the Interest Period will be shortened to expire on the preceding Business Day.

            6.4.2 If an Interest Period commences on the last Business Day in a month and if there is no day in the month in which the Interest Period will end which corresponds numerically to the day on which it begins, the Interest Period shall end on the last Business Day in that month.

      6.5   INTEREST RATE

            Subject to Clause 6.7 and Clause 7, the rate of interest applicable to the Term Loan Facility or a Drawing during an Interest Period shall be the rate per annum which is the sum of LIBOR, the Applicable Margin and Mandatory Costs.

      6.6   BANK BASIS

            Interest, commitment fee and any other payments hereunder or under any fee letter of an annual nature shall accrue from day to day and be computed on the basis of a year of three hundred and sixty (360) days and for the actual number of days elapsed.

      6.7   DEFAULT INTEREST

            If the Borrower fails to pay on the due date any sum due under this Agreement or any of the other Security Documents to which it may at any time be a party, the Borrower shall, without affecting any other remedy of the Agent or the Lenders, on demand pay interest on such sum from the due date to the actual date of payment (as well after as before judgment). Such interest shall accrue on a daily basis at the higher of the Interest Rate fixed for the latest Interest Period and the rate computed by the Agent and certified by the Agent to the Borrower as being the aggregate of (i) the Applicable Margin, Mandatory Costs and two per cent (2%) and (ii) the greater of (a) in the case of the Lenders, the average (rounded upwards if necessary to the next integral multiple of one-sixteenth of one per cent (1/16%)) of the respective rates per annum at which each of the Lenders is able to acquire in accordance with its normal practice deposits in Dollars in successive periods of one (1) month (or for such shorter period as the Agent may in its sole discretion select) in the London Interbank Market in an amount equivalent to or comparable with its relevant Contribution to such sum, and, in the case of the

            Agent, the rate per annum at which it is able to acquire in accordance with its normal practice deposits in Dollars in successive periods of one (1) month (or for such shorter period as the Agent may in its sole discretion select) in the London Interbank Market in an amount equivalent to such sum, as at approximately
            11.00 a.m. London time on any relevant day and (b) in the case of the Lenders, the average (rounded upwards if necessary to the next integral multiple of one-sixteenth of one per cent (1/16%)) of the cost to each of the Lenders of funding its relevant Contribution to such sum, and, in the case of the Agent, the cost of funding such sum, such interest to be compounded at the end of the period selected by the Agent and to be payable on demand. In the event of LIBOR not being available then the Agent shall in its discretion use the Substitute Basis for its calculation as set out in Clause 7.3.

7     SUBSTITUTE BASIS OF FUNDING

      7.1   MARKET DISTURBANCE

            Notwithstanding anything to the contrary in this Agreement, if prior to the commencement of any Interest Period the Agent shall determine in good faith (which determination shall be conclusive and binding on the parties hereto) that:

            7.1.1 by reason of circumstances affecting the London Interbank
                  Market adequate and fair means do not exist for ascertaining the Interest Rate during such Interest Period pursuant to Clause 6; or

            7.1.2 deposits in Dollars of equal duration to such Interest Period will not be available to any of the Lenders in the London Interbank Market in sufficient amounts in the ordinary course of business to fund its relevant Contribution during such Interest Period; or

            7.1.3 by reason of any material change in applicable law or regulation or of any change in national or international financial or economic conditions any of the Lenders is unable to fund or to continue to fund its relevant Contribution during such Interest Period by deposits obtained in the London Interbank Market, then the Agent shall promptly give a notice (being a Suspension Notice), containing full particulars thereof in reasonable detail to the Borrower.

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

      7.2   SUSPENSION OF DRAWDOWN

            If a Suspension Notice is given by the Agent before the advance of the Term Loan Facility or a Drawing in accordance with Clause 2 then the Agent shall not be obliged to advance the Term Loan Facility or any Drawing until notice to the contrary is given by the Agent. During the period of thirty (30) days from the giving of such Suspension Notice, the Agent and any Lender affected by the relevant market disturbance shall consult in good faith with the Borrower with a view to agreeing to an alternative basis for advancing of the Facility or any relevant part thereof. If such alternative basis is agreed between the Borrower, the Agent and the relevant Lender or Lenders, it shall apply in accordance with its terms.

      7.3   CERTIFICATES OF SUBSTITUTE BASIS

            7.3.1 If a Facility or part thereof has been advanced before a
                  Suspension Notice is given, the Lender or Lenders affected by the relevant market disturbance shall within thirty (30) days following the date of the Suspension Notice, certify (through the Agent) in good faith to the Borrower an alternative basis (being the Substitute Basis) for maintaining its relevant Contribution affected by the relevant market disturbance. Such Substitute Basis may be retroactive to the beginning of the then current Interest Period and may include an alternative method of fixing the Interest Rate (which shall reflect the cost to the relevant Lender or Lenders of funding its relevant Contribution from other sources plus the Applicable Margin) or alternative Interest Periods for the relevant Facility or any relevant part thereof, provided always that so far as practicable any such Substitute Basis shall be computed in a manner and for periods as similar as possible to those provided in Clause 6.

            7.3.2 Each Substitute Basis so certified shall be binding upon the
                  Borrower, the Agent and the Lenders and shall be treated as part of this Agreement.

      7.4   REVIEW

            So long as any Substitute Basis is in force, the Agent, in consultation with the Borrower and the Lenders, shall from time to time, but not less often than

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

            monthly, review whether or not the circumstances referred to in Clause 7.1 still prevail with a view to returning to the normal provisions of this Agreement.

8     PAYMENTS

      8.1   PLACE FOR PAYMENT

            All payments by the Borrower under this Agreement or any of the other Security Documents to which it may at any time be a party shall be made to the Agent in Same Day Funds by 10.00 a.m. New York time to Bank of New York, New York, for the account of DnB NOR Bank ASA, Oslo account no 8033261374 or such other account or bank as the Agent may from time to time designate.

      8.2   DEDUCTIONS AND GROSSING-UP

            8.2.1 Each payment to be made by the Borrower to the Agent hereunder shall be made free and clear of and without deduction for or on account of Taxes unless the Borrower is required by law to make such a payment subject to the deduction or withholding of Taxes, in which case the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Agent receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

            8.2.2 Without prejudice to the provisions of Clause 8.2.1, if any
                  Lender or the Agent on its behalf is required to make any payment on account of tax (not being a tax imposed on the net income of its Lending Branch by the jurisdiction in which it is incorporated or in which its Lending Branch is located or any other tax existing and applicable on the Signing Date under the laws of any jurisdiction) or otherwise on or in relation to any sum received or receivable hereunder by such Lender or the Agent on its behalf (including, without limitation, any sum received or receivable under this Clause
                  8) or any liability in respect of any such payment is asserted, imposed, levied or assessed against such Lender or the Agent on

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

                  its behalf, the Borrower shall, upon demand of the Agent, indemnify such Lender or the Agent against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith other than interest penalties and expenses that are otherwise imposed or asserted on account of the bad faith or wilful neglect of such Lender or Agent. If any Lender proposes to make a claim under the provisions of this Clause 8.2.2 it shall certify to the Borrower in reasonable detail within thirty (30) days (or such longer period as any Lender may reasonably require) after becoming aware of the event by reason of which it is entitled to make its claim or claims the basis of its claim or claims, such certificate to be conclusive, save for manifest error.

      8.3   PRODUCTION OF RECEIPTS FOR TAXES

            If the Borrower makes any payment hereunder in respect of which it is required by law to make any deduction or withholding, it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Agent within thirty
            (30) days after it has made such payment to the applicable authority any original receipt issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld from such payment.

            If an additional payment is made under Clause 8.2.2 and any Lender or the Agent on its behalf determines that it has received or been granted a credit against or relief of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender or the Agent shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Lender or the Agent shall in its opinion have concluded to be attributable to the relevant deduction or withholding. Any such payment shall be conclusive evidence of the amount due to the Borrower hereunder and shall be accepted by the Borrower in full and final settlement of its rights of reimbursement hereunder in respect of such deduction or withholding. Nothing herein contained shall interfere with the right of any Lender and the Agent to arrange their respective tax affairs in whatever manner they think fit.

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

      8.4   MONEY OF ACCOUNT

            If any sum due from the Borrower under this Agreement or any other Security Document to which it may at any time be a party, or any order or judgment given or made in relation thereto, has to be converted from the currency (the "FIRST CURRENCY") in which the same is payable under such Security Document, order or judgment into another currency (the "SECOND CURRENCY") for the purpose of:

            8.4.1 making or filing a claim or proof against the Borrower;

            8.4.2 obtaining an order or judgment in any court or other tribunal;
                  or

            8.4.3 enforcing any order or judgment given or made in relation thereto;

            the Borrower shall indemnify and hold harmless the Agent and each of the Lenders from and against any damages or losses suffered as a result of any discrepancy between (i) the rate of exchange used to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which each Lender, the Agent may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The above indemnity shall constitute an obligation of the Borrower separate and independent from its other obligations and shall apply irrespective of any indulgence granted by the Agent or any of the Lenders.

      8.5   ACCOUNTS

            The Agent shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to each of the Lenders hereunder or under any of the other Security Documents. In any legal action or proceeding arising out of or in connection with this Agreement or any other Security Documents, the entries made in the accounts so maintained shall be prima facie evidence, save in the case of manifest error, of the existence and amounts of the obligations of the Borrower recorded therein.

      8.6   EARNINGS

            Provided no Event of Default or Possible Event of Default has occurred (following which the Agent shall (inter alia) be entitled to request the Owners to

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

            give notice pursuant to Clause 3 of the Earnings Assignments and apply the Earnings in accordance with Clause 14.1) the Earnings shall throughout the Security Period be at the free disposal of the Owners.

      8.7   CONTINUING SECURITY

            The security created by this Agreement and each of the other Security Documents shall be held by the Agent and/or the Lenders as a continuing security for the repayment of the Outstanding Indebtedness and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby or thereby secured or by any amendment of this Agreement or any of the other Security Documents. Such security shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Agent or the Lenders or any of them for all or any part of the amount hereby or thereby secured or any other right or remedy of the Agent or the Lenders or any of them under this Agreement or any of the other Security Documents, by operation of law or otherwise howsoever arising. All the powers arising from any and all such security may be exercised from time to time as the Agent or the Lenders or any of them may deem expedient.

      8.8   MITIGATION

            Without affecting the Borrower's obligations under Clause 8.2 the affected Lender shall take such reasonable steps as may be open to it to mitigate the effect of any tax withholding requirement. The reasonable costs of mitigating the effect shall be borne by the Borrower.

9     YIELD PROTECTION AND FORCE MAJEURE

      9.1   INCREASED COSTS

            9.1.1 If by reason of:

                  (a) any change in law or in its interpretation or administration; and/or

                  (b) compliance with any request from or requirement of any central bank or other fiscal, monetary or other authority including but without limitation the Basle Committee on Banking Regulations and Supervisory Practices whether or not having the force of law:

                        (i) any of the Lenders or an Associated Company incurs a cost as a result of the relevant Lender performing its obligations under this Agreement and/or its advancing its Contribution hereunder; or

                        (ii) there is any increase in the cost to any of the Lenders or an Associated Company of the relevant Lender funding or maintaining all or any of the advances comprised in a class of advances formed by or including its Contribution advanced or to be advanced by it hereunder; or

                        (iii) any of the Lenders or an Associated Company incurs
                              a cost as a result of the relevant Lender having entered into and/or its assuming or maintaining its commitment under this Agreement; or

                        (iv) any of the Lenders or an Associated Company becomes liable to make any payment on account of Tax or otherwise (other than Tax on its overall net income) on or calculated by reference to the amount of the relevant Lender's Contribution advanced or to be advanced hereunder and/or any sum received or receivable by it hereunder; or

                        (v) any of the Lenders or an Associated Company suffers any decrease in its rate of return as a result of any changes in the requirements relating to capital ratios, monetary control ratios, reserve assets, the payment of special deposits, liquidity costs or other similar requirements affecting that Lender or Associated Company, except to the extent included in the Mandatory Cost then the Borrower shall from time to time on demand pay to the Agent for the account of the relevant Lender, Lenders, Associated Company or Associated Companies amounts sufficient to indemnify the relevant Lender, Lenders, Associated Company or Associated Companies against, as the case may be, such cost, such increased cost (or such proportion of such increased cost as is in the

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

                  reasonable opinion of the relevant Lender, Lenders, Associated Company or Associated Companies attributable to the funding or maintaining of the relevant Lender or Lenders' Contribution(s) hereunder) or such liability.

            9.1.2 A Lender affected by any provision of Clause 9.1.1 shall promptly inform the Agent after becoming aware of the relevant change or request and its possible results and the Agent shall, as soon as reasonably practicable thereafter, notify the Borrower of the change or request and its possible results. Without affecting the Borrower's obligations under Clause 9.1.1 and in consultation with the Agent, the affected Lender will then take all such reasonable steps as may be open to it to mitigate the effect of the change or request (for example (if then possible) by changing its Lending Branch or transferring some or all of its rights and obligations under this Agreement to another financial institution reasonably acceptable to the Agent and after consultation with the Borrower). The reasonable costs of mitigating the effect of any such change shall be borne by the Borrower save where such costs are of an internal administrative nature and are not incurred in dealings by any Lender with third parties.

      9.2   FORCE MAJEURE

            Where the Agent or any Lender (the "NON-PERFORMING PARTY") is prevented from performing any of its obligations under this Agreement by reason of Force Majeure this Agreement shall remain in effect but the Non-Performing Party's relevant obligations shall be suspended for so long as the Force Majeure continues and to the extent that the Non-Performing Party is so prevented, PROVIDED THAT:

            9.2.1 the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure;

            9.2.2 the obligations of the Non-Performing Party shall not be excused as a result of the Force Majeure; and

            9.2.3 in respect of the suspension of the Non-Performing Party's obligations:

                  (a) the Non-Performing Party gives the Agent prompt written notice which the Agent shall forthwith upon receipt send to the Borrower describing the circumstances of Force Majeure (including the nature of the occurrence, its expected duration and the effects of the Force Majeure on the ability of the Non-Performing Party to perform its relevant obligations), and continues to furnish weekly reports with respect thereto during the period of Force Majeure;

                  (b) the Non-Performing Party uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the Force Majeure; and

                  (c) as soon as reasonably possible after the cessation of the Force Majeure the Non-Performing Party shall notify the Agent (who shall notify the Borrower) in writing of such cessation and shall resume performance of its obligations under this Agreement if such resumption is then possible.

10    REPRESENTATIONS AND WARRANTIES

      10.1  DURATION

            The representations and warranties in Clause 10.2 and Clause 10.3 shall survive the execution of this Agreement and shall be deemed to be repeated, with reference mutatis mutandis to the facts and circumstances subsisting, as if made on each day until the Borrower has no remaining obligations, actual or contingent, under or pursuant to this Agreement or any of the other Security Documents.

      10.2  REPRESENTATIONS AND WARRANTIES

            The Borrower represents and warrants to the Agent and each of the Lenders that:

            10.2.1 STATUS Each Obligor is a corporation duly organised, constituted and validly existing under the laws of the country of its incorporation, possessing perpetual corporate existence, the capacity to sue and be sued in its own name and the power to own and charge its assets and carry on its business as it is now being conducted.

            10.2.2 POWERS AND AUTHORITY Each of the Obligors has the power to enter into and perform this Agreement and those of the other Security Documents to which it is a party and the transactions contemplated hereby and thereby and has taken all necessary action to authorise the entry into and performance of this Agreement and such other Security Documents and such transactions.

            10.2.3 LEGAL VALIDITY This Agreement constitutes legal, valid and binding obligations of the Borrower enforceable in accordance with its terms and in entering into this Agreement and borrowing the Facility, the Borrower is acting on its own account. Each other Transaction Document constitutes (or will constitute when executed) legal, valid and binding obligations of each Obligor expressed to be a party thereto enforceable in accordance with their respective terms.

            10.2.4 NON-CONFLICT WITH LAWS The entry into and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby do not and will not conflict with:

                    (a) any law or regulation or any official or judicial order;
                        or

                    (b) the constitutional documents of any Obligor; or

                    (c) any agreement or document to which any Obligor is a
                        party or which is binding upon such Obligor or any of its assets,

                    nor result in the creation or imposition of any Encumbrance on an Obligor or its assets pursuant to the provisions of any such agreement or document.

            10.2.5 NO DEFAULT Save as disclosed in the Disclosure Letter, no event has occurred which constitutes a default under or in respect of any Transaction Document to which any Obligor is a party or by which any Obligor may be bound (including (inter alia) this Agreement) and no event has occurred which, with the giving of notice, lapse of time, determination of materiality or other condition might constitute a default under or in respect of any such Transaction Document and no event has occurred which constitutes a default under or in respect of any agreement or document to which any Obligor is a party or by which any Obligor may be bound to an extent or in a manner which might have a material adverse effect on its business, assets or financial condition and no event has occurred which, with the giving of notice, lapse of time, determination of materiality or other condition might constitute a default under or in respect of any such agreement or document.

            10.2.6 CONSENTS Except for the prior consent of the Bermuda Monetary Authority for the granting of the security interest over the shares comprised in the Charged Property (as defined in the Charge in respect of Norwegian Spirit) and the transfer and registration of the shares comprised in the said Charged Property to or in the name of the Agent or its nominee under clause 9.2.4 of the said Charge, for the filing of those Security Documents which require registration in the Companies Registries in the Isle of Man, England and Wales, the United States of America and/or Bermuda, which filing must be completed within one (1) month and twenty one (21) days respectively of the execution of the relevant Security Document(s) in the case of the Isle of Man and England and Wales, and for the registration of the Mortgages through the Bahamas Maritime Authority and the US Coast Guard National Vessel Documentation Center respectively, all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Agreement and each of the other Transaction Documents and the transactions contemplated thereby have been obtained or effected and are in full force and effect.

            10.2.7 ACCURACY OF INFORMATION All information furnished by any Obligor relating to the business and affairs of any Obligor in connection with this Agreement and the other Transaction Documents was and remains true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading.

            10.2.8 FULL DISCLOSURE Each Obligor has fully disclosed in writing to the Agent all facts relating to each Obligor which it knows or should reasonably know and which might reasonably be expected to influence the Lenders in deciding whether or not to enter into this Agreement.

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

            10.2.9 NO ENCUMBRANCES None of the assets or rights of any Obligor is subject to any Encumbrance except Permitted Liens.

            10.2.10 PARI PASSU OR PRIORITY STATUS The claims of the Agent and the Lenders against the Borrower under this Agreement will rank at least pari passu with the claims of all unsecured creditors of the Borrower (other than claims of such creditors to the extent that they are statutorily preferred) and in priority to the claims of any creditor of the Borrower who is also an Obligor.

            10.2.11 SOLVENCY The Borrower is and shall remain, after the advance to it of the Facility or any of it, solvent in accordance with the laws of Bermuda and the United Kingdom and in particular with the provisions of the United Kingdom's Insolvency Act 1986 (as from time to time amended) and the requirements thereof.

            10.2.12 WINDING-UP, ETC. Neither the Borrower nor any other Obligor has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against any of them for the winding-up, dissolution or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of any of them or any or all of their assets or revenues nor have either sought any other relief under any applicable insolvency or bankruptcy law.

            10.2.13 ACCOUNTS The consolidated audited accounts of the NCLC Group for the period ending on 31 December of each financial year during the currency of this Agreement (which accounts will be prepared in accordance with US GAAP) will fairly represent the financial condition of the NCLC Group as shown in such audited accounts.

            10.2.14 LITIGATION Save as disclosed in writing to the Agent prior to the Signing Date by way of the Disclosure Letter, no litigation, arbitration or administrative proceedings are current or pending or, to its knowledge, threatened, which might, if adversely determined, have a material adverse effect on the business, assets or financial condition of any Obligor. For the avoidance of doubt, the disclosure of any such litigation, arbitration or administrative proceedings after the Signing Date shall not be deemed to be a fact and circumstance subsisting at any time that this representation is deemed to be repeated pursuant to Clause 10.1.

            10.2.15 TAX LIABILITIES The NCLC Group has complied with all taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it; no material claims are being asserted against it with respect to Taxes, which might, if such claims were successful, have a material adverse effect on its business, assets or financial condition.

            10.2.16 OWNERSHIP OF ASSETS Each member of the NCLC Group has good and marketable title to all its assets which is reflected in the audited accounts referred to in Clause 10.2.13.

            10.2.17 NO IMMUNITY None of the Obligors nor any of their respective assets enjoys any right of immunity (sovereign or otherwise) from set-off, suit or execution in respect of their obligations under this Agreement or any of the other Transaction Documents or by any relevant or applicable law.

            10.2.18 TAXES ON PAYMENTS As at the Signing Date all amounts payable by them hereunder may be made free and clear of and without deduction for or on account of any Taxation.

            10.2.19 PLACE OF BUSINESS None of the Obligors has a place of business in any jurisdiction (except as already disclosed) which requires any of the Security Documents to be filed or registered in that jurisdiction to ensure the validity of the Security Documents to which it is a party.

            10.2.20 OWNERSHIP OF SHARES All the authorised and issues shares in
                    Norwegian Spirit, Norwegian Star and NCL (Bahamas) are legally and beneficially owned by NCL International, all the authorised and issued shares in Pride of Aloha and NCL America are legally and beneficially owned by NCL America Holdings, all the authorised and issued shares in NCL International and NCL America Holdings are legally and beneficially owned by Arrasas and all the authorised and issued shares in Arrasas are legally and beneficially owned by the Borrower and such structure shall remain so throughout the Security Period. Further, no Event of Default

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

                    has occurred under Clause 13.1.16 in respect of the ownership and/or control of the shares in the Borrower.

            10.2.21 COMPLETENESS OF DOCUMENTS The copies of the MOA, the
                    Management Agreements, the Sub-Agency Agreement and any other relevant third party agreements delivered to the Agent are true and complete copies of each such document constituting valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and no amendments thereto or variations thereof have been agreed nor has any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable.

            10.2.22 NO UNDISCLOSED COMMISSIONS There are and will be no commissions, rebates, premiums or other payments by or to or on account of any Obligor, their shareholders or directors in connection with the transaction as a whole other than as disclosed to the Agent in writing.

            10.2.23 ENVIRONMENT Each of the Obligors:

                    (a) is in compliance with all applicable federal, state,
                        local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, water of the contiguous zone, ocean waters and international waters), including without limitation, laws, regulations, conventions and agreements relating to:

                        (i) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazard substances, petroleum and petroleum products and by-products ("MATERIALS OF ENVIRONMENTAL CONCERN"); or

                        (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of

                              Materials of Environmental Concern (such laws, regulations, conventions and agreements the "ENVIRONMENTAL LAWS");

                    (b) has all permits, licences, approvals, rulings,
                        variances, exemptions, clearances, consents or other authorisations required under applicable Environmental Laws ("ENVIRONMENTAL APPROVALS") and are in compliance with all Environmental Approvals required to operate its business as presently conducted or as reasonably anticipated to be conducted;

                    (c) has not received any notice, claim, action, cause of
                        action, investigation or demand by any other person, alleging potential liability for, or a requirement to incur, investigatory costs, clean-up costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorney's fees and expenses or fines or penalties, in each case arising out of, based on or resulting from:

                        (i) the presence or release or threat of release into the environment of any Material of Environmental Concern at any location, whether or not owned by such person; or

                        (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval ("ENVIRONMENTAL CLAIM"); and

                    there are no circumstances that may prevent or interfere with such full compliance in the future.

                    There is no Environmental Claim pending or threatened against any of the Obligors.

                    There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against any of the Obligors.

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

            10.2.24 MONEY LAUNDERING Any borrowing by the Borrower hereunder, and the performance of its obligations hereunder and under the other Security Documents, will be for its own account and will not involve any breach by it of any law or regulatory measure relating to "money laundering" as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities.

11    UNDERTAKINGS

      11.1  DURATION

            The undertakings in this Clause 11 shall survive the execution of this Agreement.

      11.2  INFORMATION

            11.2.1 The Borrower will provide to the Agent (or will procure the provision of):

                    (a) as soon as practicable (and in any event within one hundred and twenty (120) days after the close of each of its financial years) a Certified Copy of its Accounts (commencing with the audited accounts made up to 31 December 2004);

                    (b) as soon as practicable (and in any event within forty five (45) days after the close of each quarter of each financial year) a Certified Copy of the unaudited consolidated accounts of the NCLC Group for that quarter (commencing with the unaudited accounts made up to 30 June 2004);

                    (c) as soon as practicable (and in any event within forty five (45) days after the close of each quarter of each financial year), beginning with the quarter ending 30 June 2004, quarterly cash flow projections on a consolidated basis of the NCLC Group showing on a monthly basis advance ticket sales (for at least twelve
                         (12) months following the date of such statement) for the NCLC Group, together with a certificate of the NCLC Group's chief financial officer stating that no Event of Default or Possible Event of Default has occurred and is continuing, or setting forth in detail any such Event of Default or Possible Event of Default and any steps being taken by the Borrower or any other Obligor to cure the same;

            (d) as soon as practicable (and in any event not later than 31 January of each financial year):

                  (i) a budget for the NCLC Group for such new financial year including a twelve (12) month liquidity budget for such new financial year; and

                  (ii) updated financial projections of the NCLC Group for at least the next five (5) years (including an income statement and projected results for the operation of the vessels owned and/or operated by any member of the NCLC Group) and an outline of the assumptions supporting such budget and financial projections and details of any scheduled dry-docking of any of the vessels owned and/or operated by companies in the NCLC Group during such new financial year;

            (e) within thirty (30) days of the end of each of the second and fourth financial quarters of each financial year of the Borrower and at such other times as the Agent may from time to time reasonably require, a valuation of each of the Vessels obtained in accordance with the provisions of Clause 11.17;

            (f)   as soon as practicable (and in any event within forty five
                  (45) days after the close of each quarter of its financial year) a statement signed by the NCLC Group's chief financial officer in the form of Schedule 6 (commencing with the second quarter of the financial year ending 31 December 2004) and such other information as the Agent may request;

            (g) promptly, such further information in its possession or control regarding its financial condition and operations and those of any company in the NCLC Group as the Agent may request; and

            (h) details of any material litigation, arbitration or administrative proceedings which affect any Obligor as soon as the same are instituted and served, or, to the knowledge of the Borrower, threatened (and for this purpose proceedings shall be deemed to be material if they involve a claim in an amount exceeding five million Dollars (USD5,000,000) or the equivalent in another currency).

            All accounts required under this Clause 11.2 shall be prepared in accordance with US GAAP and shall fairly represent the financial condition of the relevant company.

      11.3  FINANCIAL UNDERTAKINGS

            The Borrower will ensure that:

            11.3.1 at all times the minimum Cash Balance will be not less than fifty million Dollars (USD50,000,000);

            11.3.2 as at 31 December 2004 and as at the end of each subsequent financial quarter either:

                  (a) the ratio of Consolidated EBITDA to Consolidated Debt Service for the NCLC Group as at the end of the relevant financial quarter, computed for the period of the four
                        (4) consecutive financial quarters ending at the end of the relevant financial quarter, shall not be less than:

                        (i) for the financial quarter ending on 31 December 2004, one point two (1.2) to one (1.0); and

                        (ii) for each subsequent financial quarter, one point two five (1.25) to one (1.0); or

                  (b) the NCLC Group has maintained a minimum Cash Balance during such period of twelve (12) months ending as at the end of the relevant financial quarter in an amount which is not less than whichever is the greater of:

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                        (i)   one hundred million Dollars (USD100,000,000); and

                        (ii) seven point five per cent (7.5%) of Total Net Funded Debt,

                        as at the end of the relevant financial quarter and each of the three (3) preceding financial quarters; and

            11.3.3 as at 31 December 2004 and as at the end of each subsequent financial quarter, the ratio of Total Net Funded Debt to Total Capitalisation of the NCLC Group shall not exceed:

                  (a) nought point six five (0.65) to one (1.0) for financial quarters ending on or before 31 December 2007; and

                  (b) nought point six (0.6) to one (1.0) for each subsequent financial quarter.

                  Amounts available for drawing under the Facility or any other revolving or other credit facilities of the NCLC Group which remain undrawn at the time of the relevant calculation shall not be counted as cash or indebtedness for the purposes of this ratio.

            11.3.4 Save as specified in Clause 11.3.2, the ratios referred to in this Clause 11.3 will be measured on a quarterly basis by reference to the consolidated accounts of the NCLC Group.

      11.4  DIVIDENDS

            11.4.1 During any financial year of the Borrower until the date on which the Borrower becomes a listed company on an Approved Stock Exchange (on which date the restriction contained in this Clause 11.4.1 shall cease to apply), the Borrower shall not and shall procure that no other member of the NCLC Group shall, pay any dividends or make any other distributions in respect of its share capital to any person which during any financial year of the Borrower in aggregate exceeds fifty per cent (50%) of the Consolidated Net Income (if positive) of the NCLC Group for such financial year PROVIDED HOWEVER THAT (whether before or after the Borrower becomes a listed company on an Approved Stock Exchange)

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                   the NCLC Group shall not be entitled to pay any dividend or make any distribution in respect of any of its share capital if an Event of Default has occurred and is continuing or would occur as a result of the payment of such dividend or the making of such distribution and shall provide the Agent with a certificate signed by the chief financial officer of the NCLC Group confirming that no Event of Default has occurred and is continuing or would occur as a result of the payment of a dividend or the making of a distribution before such dividend is paid or distribution is made.

            11.4.2 Subject to Clause 11.4.1, the Borrower will procure that any dividends or other distributions and interest paid or payable in connection therewith received by NCL International, NCL America Holdings and/or Arrasas will be paid to the Borrower by way of dividend promptly on receipt.

      11.5  NOTIFICATION OF DEFAULT

            The Borrower will notify the Agent of any Event of Default or Possible Event of Default forthwith upon any Obligor becoming aware of the occurrence thereof. Upon the Agent's request from time to time the Borrower will issue a certificate stating whether any Obligor is aware of the occurrence of any Event of Default or Possible Event of Default.

      11.6  CONSENTS AND REGISTRATIONS

            The Borrower will procure that (and will promptly furnish Certified Copies to the Agent of) all such authorisations, approvals, consents, licences and exemptions as may be required under any applicable law or regulation to enable it or any Obligor to perform its obligations under, and ensure the validity or enforceability of, each of the Transaction Documents are obtained and promptly renewed from time to time and will procure that the terms of the same are complied with at all times. Insofar as such filings or registrations have not been completed on or before the earlier of the Drawdown Date and the first Advance Date the Borrower will procure the filing or registration within applicable time limits of each Security Document which requires filing or registration together with all ancillary documents required to preserve the priority and enforceability of the Security Documents.

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      11.7  NEGATIVE PLEDGE

            The Borrower will not create or permit to subsist any Encumbrance on the whole or any part of its or the Owners' present or future assets, except for the following:

            11.7.1 Encumbrances created with the prior consent of the Lenders;
                   or

            11.7.2 Permitted Liens.

      11.8  DISPOSALS

            Except with the prior consent of all the Lenders, the Borrower shall not (and will procure that no other company in the NCLC Group shall), either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, sell, transfer, lease or otherwise dispose of all or a substantial part of its assets except that the following disposals shall not be taken into account:

            11.8.1 disposals made in the ordinary course of trading of the disposing entity (excluding disposal of ships) including without limitation, the payment of cash as consideration for the purchase or acquisition of any asset or service or in the discharge of any obligation incurred for value in the ordinary course of trading;

            11.8.2 disposals of cash raised or borrowed for the purposes for which such cash was raised or borrowed;

            11.8.3 disposals of assets in exchange for other assets comparable or superior as to type and value; and

            11.8.4 a vessel owned by any member of the NCLC Group (other than the Owners) may be sold provided such sale is on a willing seller willing buyer basis at or about market rate and at arm's length subject always to the provisions of any loan documentation for the financing of such vessel.

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      11.9  PURCHASES

            Except with the prior consent of all the Lenders, the Borrower shall not (and will procure that no other company in the NCLC Group shall), either in a single transaction or in a series of transactions whether related or not purchase any asset:

            11.9.1 other than on arm's length terms;

            11.9.2 which is not for its use in its ordinary course of business;
                   or

            11.9.3 the cost of which is more than its fair market value at the date of acquisition.

      11.10 CHANGE OF NAME OR BUSINESS

            Except with the prior consent of the Majority Lenders, the Borrower shall not change its name or make or threaten to make any substantial change in its business as presently conducted or carry on any other business which is substantial in relation to its business as presently conducted so as to affect, in the opinion of the Agent, the Borrower's ability to perform its obligations hereunder and shall not form any further subsidiaries and the Borrower will procure that the other Obligors continue, throughout the Security Period, to perform their current business activities PROVIDED THAT any new leisure or hospitality venture embarked upon by any member of the NCLC Group (other than the Borrower) shall not constitute a substantial change in its business.

      11.11 MERGERS

            Except with the prior consent of the Majority Lenders, the Borrower will not enter into any amalgamation, restructure, substantial reorganisation, merger, de-merger or consolidation or anything analogous to the foregoing nor will it acquire any equity, share capital or obligations of any corporation or other entity and will procure that no company in the NCLC Group (other than NCL International or NCL America Holdings) shall do so.

            However, the prior consent of the Majority Lenders shall not be required in respect of any reorganisation or restructure involving wholly owned (whether directly or indirectly) Subsidiaries of the Borrower only which does not imperil the security created by any of the Security Documents or affect the ability of any

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            Obligor duly to perform any of its obligations under any Security
            Document to which it may be a party at any time, provided that the Borrower has first consulted with the Agent with regard to the proposed consolidation, reorganisation or restructure, provides evidence satisfactory to the Agent that the Borrower will be in compliance with the financial undertakings contained in Clause 11.3 after any such reorganisation or restructure SUBJECT TO:

            11.11.1 Clause 10.2.20; and

            11.11.2 the cash flows from which the Outstanding Indebtedness will be repaid remaining comparable as to amount (relative to the amount of the Outstanding Indebtedness) and accessibility for the Borrower to the cash flows as at the Signing Date, in the sole discretion of the Lenders.

            For the avoidance of doubt, if the Agent is satisfied the Borrower will be in compliance with the financial undertakings contained in Clause 11.3 after the acquisition by a member of the NCLC Group of any shares in any company or corporation, such acquisition shall not in itself constitute a merger or consolidation with such company or corporation requiring the consent of the Majority Lenders under this Clause 11.11.

      11.12 MAINTENANCE OF STATUS AND FRANCHISES

            The Borrower will do all such things as are necessary to maintain its corporate existence in good standing and will ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions and will obtain and maintain all franchises and rights necessary for the conduct of its business.

      11.13 FINANCIAL RECORDS

            The Borrower will keep proper books of record and account, in which proper and correct entries shall be made of all financial transactions and the assets, liabilities and business of the Borrower in accordance with US GAAP.

      11.14 SUBORDINATION OF INDEBTEDNESS

            The Borrower shall procure that any and all indebtedness (and in particular with any other Obligor) is at all times fully subordinated to the Security Documents

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            and the obligations of the Borrower hereunder. Upon the occurrence of an Event of Default or a Possible Event of Default, the Borrower shall not make any repayments of principal, payments of interest or of any other costs, fees, expenses or liabilities arising from or representing such indebtedness.

      11.15 GUARANTEES

            Save as contemplated by this Agreement, the Borrower will procure that none of the owners of mortgaged vessels in the NCLC Fleet will issue or enter into any guarantee or indemnity or otherwise become directly or contingently liable for the obligations of any other person, firm or corporation, otherwise than in the ordinary course of its business as owner of its vessel.

            Subject to the above provision of this Clause, the Borrower will not, and will procure that no member of the NCLC Group will, issue or enter into any guarantee or indemnity or otherwise become directly or contingently liable for the obligations of any other person, firm or corporation without first notifying the Agent with full details of the amount(s) and the period(s) of the guarantee(s) or indemnity(ies), if such is or are in excess of (in aggregate (if applicable)) the amount of twenty million Dollars (USD20,000,000).

      11.16 FURTHER ASSURANCE

            The Borrower will, from time to time on being required to do so by the Agent, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Agent as the Agent may reasonably consider necessary for giving full effect to any of the Transaction Documents or securing to the Agent and the Lenders the full benefit of the rights, powers and remedies conferred upon the Agent or the Lenders in any such Transaction Document.

      11.17 VALUATION OF THE VESSELS

            11.17.1 Each of the Vessels shall for the purposes of this Clause
                    11.17 be valued in Dollars by two (2) independent firms of shipbrokers or shipvaluers nominated by the Borrower and approved by the Agent (acting on the instructions of the Majority Lenders) or failing such nomination and approval, appointed by the Agent (acting on such instructions) in its sole

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                    discretion (each such valuation to be made without, unless reasonably required by the Agent, physical inspection and on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing buyer and a willing seller without taking into account the benefit of any charterparty or other engagement concerning the Vessel). Such valuations shall be obtained each January and July and at such other times as the Agent may from time to time reasonably require PROVIDED HOWEVER that if the Borrower has requested the drawdown of the Term Loan Facility or the advance of a Drawing pursuant to Clause 2.3 and, at such time, such valuations are more than ninety (90) days old, the Borrower shall, upon the Agent's request, obtain new valuations at that time. The average of the valuations shall constitute the value of the Vessel for the purposes of this Clause 11.17.

            11.17.2 The Borrower shall procure that forthwith upon the issuance of any valuation obtained pursuant to this Clause 11.17 a copy thereof is sent directly to the Agent for review.

      11.18 MARGINAL SECURITY

            If at any time after the Signing Date the aggregate of the value of the Vessels as assessed in accordance with the provisions of Clause
            11.17 is less than one hundred and twenty five per cent (125%) of the outstanding amount of the aggregate of the Term Loan Facility, the Available Commitments and the Contributions to the Revolving Credit Facility, then the Borrower shall, upon notice from the Agent, within ten (10) Business Days either:

            11.18.1 provide the Agent with additional security acceptable to the
                    Majority Lenders such that the security value of the Vessels and any additional security provided to the Agent hereunder (at valuations reasonably estimated by the Agent from time to time) is at least one hundred and twenty five per cent (125%) of the aggregate of the Term Loan Facility, the Available Commitments and the Contributions to the Revolving Credit Facility; or

            11.18.2 prepay the Term Loan Facility and reduce the Available
                    Commitments by such amounts pro rata that the value of the security is at least one hundred

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                    and twenty five per cent (125%) of the aggregate of the Term
                    Loan Facility, the Available Commitments and the Contributions to the Revolving Credit Facility.

      11.19 NO DEALINGS WITH MASTER AGREEMENTS

            The Borrower shall not assign, novate or encumber or in any other way transfer any of its rights or obligations under any Master Agreement, nor enter into any interest rate exchange or hedging agreement with anyone other than a Lender or its Affiliate.

      11.20 FINANCIAL YEAR END

            The Borrower shall not change its financial year end.

      11.21 MAINTENANCE AND INSURANCE

            The Borrower will keep, and will procure that each member of the NCLC Group keeps, all of its real property and assets properly maintained and in existence and will comprehensively insure, and will procure that each member of the NCLC Group comprehensively insures, for its full reinstatement cost all of its property which is of an insurable nature in such name as the Agent shall in writing approve and on such terms, for such amounts and of such types as would be effected by prudent companies carrying on business similar to the Borrower or its Subsidiary (as the case may be). In particular but without limitation, the Borrower shall procure that each of the Owners maintains and insures its Vessel in accordance with the provisions of the relevant Mortgage.

12    RIGHTS OF THE AGENT AND THE LENDERS

      12.1  NO DEROGATION OF RIGHTS

            Any rights conferred on the Agent and the Lenders or any of them by this Agreement or any other Security Document shall be in addition to and not in substitution for or in derogation of any other right which the Agent and the Lenders or any of them might at any time have to seek from the Borrower or any other person for payment of sums due from the Borrower or indemnification against liabilities as a result of the Borrower's default in payment of sums due from it under this Agreement or any other Security Document.

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      12.2  ENFORCEMENT OF REMEDIES

            None of the Agent or the Lenders shall be obliged before taking steps to enforce any rights conferred on it or them by this Clause or exercising any of the rights, powers and remedies conferred on it or them hereby or by law:

            12.2.1 to take action or obtain judgment in any court against the
                   Borrower or any other person from whom it or they may seek payment of any sum due from the Borrower under this Agreement or any other Security Document;

            12.2.2 to make or file any claim in a bankruptcy, winding-up, liquidation or re-organisation of the Borrower or any other such person; or

            12.2.3 to enforce or seek to enforce any other rights it or they may have against the Borrower or any other such person.

13    DEFAULT

      13.1  EVENTS OF DEFAULT

            Each of the events set out below is an Event of Default:

            13.1.1  NON-PAYMENT

                    The Borrower or any other Obligor does not pay on the due date any amount of principal or interest of a Facility (provided however that if any such amount is not paid when due solely by reason of some error or omission on the part of the bank or banks through whom the relevant funds are being transmitted no Event of Default shall occur for the purposes of this Clause 13.1.1 until the expiry of three (3) Business Days following the date on which such payment is due), or within three (3) days of the due date any other amount, payable by it under any Security Document to which it may at any time be a party, at the place and in the currency in which it is expressed to be payable.

            13.1.2  BREACH OF OTHER OBLIGATIONS

                    (a) Any Obligor fails to comply with any other material
                        provision of any Security Document or there is any other material breach in the

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                        sole opinion of the Agent of any of the Transaction
                        Documents and such failure (if in the opinion of the Agent in its sole discretion it is capable of remedy) continues unremedied for a period of thirty (30) days from the date of its occurrence and in any such case as aforesaid the Agent in its sole discretion considers that such failure is or could reasonably be expected to become materially prejudicial to the interests, rights or position of the Lenders; or

                    (b) If there is a repudiation or termination of any
                        Transaction Document or if any of the parties thereto becomes entitled to terminate or repudiate any of them and evidences an intention so to do.

            13.1.3  MISREPRESENTATION

                    Any representation warranty or statement made or repeated in, or in connection with, any Security Document or in any accounts, certificate, statement or opinion delivered by or on behalf of any Obligor thereunder or in connection therewith is materially incorrect when made or would, if repeated at any time hereafter by reference to the facts subsisting at such time, no longer be materially correct.

            13.1.4  CROSS DEFAULT

                    (a) Any event of default occurs under any financial contract or financial document relating to any Financial Indebtedness of any member of the NCLC Group.

                    (b) Any such Financial Indebtedness or any sum payable in
                        respect thereof is not paid when due (after the expiry of any applicable grace period(s)) whether by acceleration or otherwise.

                    (c) Any Encumbrance over any assets of any member of the
                        NCLC Group becomes enforceable.

                    (d) Any other Financial Indebtedness of any member of the
                        NCLC Group is not paid when due or is or becomes capable of being

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                        declared due prematurely by reason of default or any
                        security for the same becomes enforceable by reason of default,

                    PROVIDED THAT:

                    (i) No Event of Default will arise if the relevant Financial Indebtedness is not accelerated or, if it is accelerated but, in aggregate, the Financial Indebtedness is less than five million Dollars (USD5,000,000);

                    (ii) Financial Indebtedness being contested by the Borrower in good faith will be disregarded PROVIDED first that full details of the dispute shall be submitted to the Agent forthwith upon its occurrence and second if the dispute remains unresolved for a period of one hundred and fifty (150) days this Clause 13.1.4(ii) shall not apply to that Financial Indebtedness; and

                    (iii) If at any time hereafter the Borrower or any other
                          member of the NCLC Group agrees to the incorporation of a cross default provision into any financial contract or financial document relating to any Financial Indebtedness that is more onerous than this Clause 13.1.4, then the Borrower shall immediately notify the Agent and that cross default provision shall be deemed to apply to this Agreement as if set out in full herein with effect from the date of such financial contract or financial document and during the currency of that financial contract or financial document.

            13.1.5  WINDING-UP

                    Any order is made or an effective resolution passed or other action taken for the suspension of payments or dissolution, termination of existence, liquidation, winding-up or bankruptcy of any member of the NCLC Group.

            13.1.6  MORATORIUM OR ARRANGEMENT WITH CREDITORS

                    A moratorium in respect of all or any debts of any member of the NCLC Group or a composition or an arrangement with creditors of any member

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                    of the NCLC Group or any similar proceeding or arrangement by which the assets of any member of the NCLC Group are submitted to the control of its creditors is applied for, ordered or declared or any member of the NCLC Group commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of all or a significant part of its Financial Indebtedness.

            13.1.7  APPOINTMENT OF LIQUIDATORS ETC.

                    A liquidator, trustee, administrator, receiver, manager or similar officer is appointed in respect of any member of the NCLC Group or in respect of all or any substantial part of the assets of any member of the NCLC Group and in any such case such appointment is not withdrawn within thirty (30) days (the "GRACE PERIOD") unless the Agent considers in its sole discretion that the interest of the Lenders might reasonably be expected to be adversely affected in which event the Grace Period shall not apply.

            13.1.8  INSOLVENCY

                    Any member of the NCLC Group becomes or is declared insolvent or is unable, or admits in writing its inability, to pay its debts as they fall due or becomes insolvent within the terms of any applicable law.

            13.1.9  LEGAL PROCESS

                    Any distress, execution, attachment or other process affects the whole or any substantial part of the assets of any member of the NCLC Group and remains undischarged for a period of twenty one (21) days or any uninsured judgment in excess of ten million Dollars (USD10,000,000) following final appeal remains unsatisfied for a period of thirty (30) days in the case of a judgment made in the United States of America and otherwise for a period of sixty (60) days PROVIDED THAT no Event of Default shall be deemed to have occurred unless the distress, execution, attachment, other process or judgment adversely affects any Obligor's ability to meet any of its material obligations under this Agreement or the other Security Documents or cause to occur any of the events specified in

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                    sub-clauses 13.1.5 to 13.1.8 of this Clause (the
                    determination of which shall be in the Majority Lenders' sole discretion).

            13.1.10 ANALOGOUS EVENTS

                    Anything analogous to or having a substantially similar effect to any of the events specified in sub-clauses 13.1.5 to 13.1.9 of this Clause shall occur under the laws of any applicable jurisdiction.

            13.1.11 CESSATION OF BUSINESS

                    Any member of the NCLC Group ceases to carry on all or a substantial part of its business.

            13.1.12 REVOCATION OF CONSENTS

                    Any authorisation, approval, consent, licence, exemption, filing, registration or notarisation or other requirement necessary to enable any Obligor to comply with any of its obligations under any of the Transaction Documents is materially adversely modified, revoked or withheld or does not remain in full force and effect and within ninety (90) days of the date of its occurrence such event is not remedied to the satisfaction of the Agent and the Agent considers in its sole discretion that such failure is or might be expected to become materially prejudicial to the interests, rights or position of the Lenders PROVIDED THAT the Borrower shall not be entitled to the aforesaid ninety
                    (90) day period if the modification, revocation or withholding of the authorisation, approval or consent is due to an act or omission of any Obligor and the Agent is satisfied in its sole discretion that the Lenders' interests might reasonably be expected to be materially adversely affected.

            13.1.13 UNLAWFULNESS

                    At any time it is unlawful or impossible for any Obligor to perform any of its obligations under any Security Document to which it is a party or it is unlawful or impossible for the Agent or any Lender to exercise any of its rights under any of the Security Documents PROVIDED THAT no Event of Default shall be deemed to have occurred (except where the

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                    unlawfulness or impossibility adversely affects any
                    Obligor's payment obligations under this Agreement and the other Security Documents (the determination of which shall be in the Agent's sole discretion) in which case the following provisions of this Clause 13.1.13 shall not apply) where the unlawfulness or impossibility prevents any Obligor from performing its obligations (other than its payment obligations under this Agreement and the other Security Documents) and is cured within a period of twenty one (21) days of the occurrence of the event giving rise to the unlawfulness or impossibility and the relevant Obligor, within the aforesaid period, performs its obligation(s) and PROVIDED FURTHER THAT no Event of Default shall be deemed to have occurred where the Agent and/or any relevant Lender could, in its sole discretion, mitigate the consequences of unlawfulness or impossibility in the manner described in Clause 4.3 and/or Clause 5.9. The costs of mitigation shall be determined in accordance with Clause 4.3 and/or Clause 5.9.

            13.1.14 INSURANCES

                    An Owner fails to insure its Vessel in the manner specified in the relevant Mortgage or fails to renew the Insurances at least ten (10) days prior to the date of expiry thereof and produce prompt confirmation of such renewal to the Agent.

            13.1.15 TOTAL LOSS

                    If the Vessel shall become a Total Loss and the proceeds of the Insurances in respect thereof shall not have been received by the Agent within one hundred and fifty (150) days after the date of the event giving rise to such Total Loss.

            13.1.16 OWNERSHIP AND CONTROL OF THE BORROWER

                    If:

                    (a) at any time when the ordinary share capital of the
                        Borrower is not publicly listed on an Approved Stock Exchange or at any time when a dividend is to be paid to the existing shareholders of the Borrower by way of a share issue pursuant to a public offering on

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                        an Approved Stock Exchange, the Lim Family together or
                        individually do not or will not, directly or indirectly, control the Borrower and beneficially own, directly or indirectly, at least fifty one per cent (51%) of the issued share capital of, and equity interest in, the Borrower; or

                    (b) at any time following the listing of the ordinary share capital of the Borrower on an Approved Stock Exchange:

                        (i)   any individual or any Third Party:

                              (A) owns legally and/or beneficially and either
                                  directly or indirectly at least thirty three per cent (33%) of the ordinary share capital of the Borrower; or

                              (B) has the right or the ability to control either
                                  directly or indirectly the affairs of or the composition of the majority of the board of directors (or equivalent) of the Borrower,

                              and, at the same time as any of the events described in paragraphs (A) or (B) of this Clause have occurred and are continuing, the Lim Family together or individually do not, directly or indirectly, beneficially own, at least fifty one per cent (51%) of the issued share capital of, and equity interest in, the Borrower; or

                        (ii) the Borrower ceases to be a listed company on an Approved Stock Exchange without the prior written consent of the Majority Lenders,

                    (and, for the purpose of this Clause 13.1.16 "CONTROL" of any company, limited partnership or other legal entity (a "BODY CORPORATE") by a member of the Lim Family, means that one (1) or more members of the Lim Family has, directly or indirectly, the power to direct the management and policies of such a body corporate, whether through the ownership of more than fifty per cent (50%) of the issued voting capital of that body corporate or by contract, trust or other arrangement).

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            13.1.17 DISPOSALS

                    If the Borrower or any other member of the NCLC Group shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor with the intention of preferring such creditor over any other creditor.

            13.1.18 PREJUDICE TO SECURITY

                    Anything is done or suffered or omitted to be done by any Obligor which in the reasonable opinion of the Agent would or might be expected to imperil the security created by any of the Security Documents.

            13.1.19 MATERIAL ADVERSE EFFECT

                    Any event or circumstance occurs which the Majority Lenders believe has had or reasonably believe will have a Material Adverse Effect.

            13.1.20 GOVERNMENTAL INTERVENTION

                    The authority of any member of the NCLC Group in the conduct of its business is wholly or substantially curtailed by any seizure or intervention by or on behalf of any authority and within ninety (90) days of the date of its occurrence any such seizure or intervention is not relinquished or withdrawn and the Agent reasonably considers that the relevant occurrence is or might be expected to become materially prejudicial to the interests, rights or position of the Lenders PROVIDED THAT the Borrower shall not be entitled to the aforesaid ninety (90) day period if the seizure or intervention executed by any authority is due to an act or omission of any member of the NCLC Group and the Agent is satisfied, in its sole discretion, that the Lenders' interest might reasonably be expected to be materially adversely affected.

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            13.1.21 MASTER AGREEMENT TERMINATION

                    A notice is given by a Lender or its Affiliate (as the case may be) under section 6(a) of the relevant Master Agreement, or by any person under section 6(b)(iv) of a Master Agreement, in either case designating an Early Termination Date for the purpose of the Master Agreement, or a Master Agreement is for any other reason terminated, cancelled, suspended, rescinded, revoked or otherwise ceases to remain in full force and effect.

13.2  ACCELERATION

            13.2.1  On the occurrence of an Event of Default or a Possible
                    Event of Default and at any time thereafter whilst such event shall be continuing the Agent may if a Drawing has not yet been drawn down, by notice to the Borrower cancel the obligations of the Lenders under this Agreement.

            13.2.2 On the occurrence of an Event of Default and at any time thereafter whilst such event shall be continuing, if the Term Loan Facility and/or a Drawing has been drawn down the Agent may:

                   (a) by notice to the Borrower declare the whole or any part of the Facility due and repayable in accordance with the terms of such notice whereupon the same shall become due and repayable accordingly together with all interest accrued thereon and all other amounts payable hereunder and under any of the other Security Documents; and/or

                   (b) from time to time exercise all or any of its rights under any of the Security Documents in such order and in such manner as it shall deem appropriate; and/or

                   (c) at its sole discretion terminate or continue with the Management Agreements and/or the Sub-Agency Agreement.

13.3  DEFAULT INDEMNITY

      The Borrower shall on demand indemnify the Agent and the Lenders, without prejudice to any of their other rights under this Agreement and the other Security

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            Documents, against any loss or expense which the Agent or the
            Lenders shall certify as sustained or incurred by any of them as a consequence of:

            13.3.1 any default in payment by the Borrower of any sum under this Agreement or any of the other Security Documents when due, including, without limitation, any liability incurred by the Agent and the Lenders by reason of any delay or failure of the Borrower to pay any such sums;

            13.3.2 any break in funding (including without limitation warehousing and other related costs) due to the occurrence of any Event of Default or Possible Event of Default;

            13.3.3 any prepayment of the Facility or any part thereof being made at any time for any reason; and/or

            13.3.4 the Term Loan Facility or a Drawing not being drawn for any reason (excluding any default by the Agent or any Lender) after the relevant Drawdown Notice has been given,

            including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding a the Term Loan Facility or Drawing or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Term Loan Facility or the Drawing and also any loss or expense (including without limitation warehousing and other related costs) incurred in connection with any Master Agreement.

      13.4  SET-OFF

            Following the occurrence of any Event of Default and for so long as the same is continuing, the Borrower irrevocably authorises the Agent and the Lenders to apply any credit balance to which the Borrower is entitled upon any account of the Borrower with any branch of any of the Agent and the Lenders in or towards satisfaction of any sum due to the Agent or any Lender hereunder but unpaid, and to combine any accounts of the Borrower for this purpose. If such set-off requires a credit balance in a currency other than Dollars to be transferred to an account maintained in connection herewith the transfer shall be effected by crediting to the account in question the amount of Dollars which the Agent or the Lender (as the case may be) could obtain by exchanging such currency for Dollars at the rate

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            of exchange at which its Lending Branch would, at the opening of business on the date on which the combination is effected, have sold the currency of that credit balance for Dollars for immediate delivery.

      13.5  MASTER AGREEMENT RIGHTS

            The rights conferred on the Agent and the Lenders by Clause 13.4 shall be in addition to, and without prejudice to or limitation of, the rights of netting and set off conferred on the Lenders and/or their Affiliates by the Master Agreements. The Borrower acknowledges that none of the Lenders or its Affiliate (as the case may be) shall be under an obligation to make any payment to the Borrower under a Master Agreement if, at the time that payment becomes due, an Event of Default or a Possible Event of Default shall have occurred, or an Event of Default or Termination Event (as those terms are respectively defined in the Master Agreements) shall have occurred.

14    APPLICATION OF FUNDS

      14.1  TOTAL LOSS PROCEEDS/PROCEEDS OF SALE/EVENT OF DEFAULT MONIES

            In the event of a Vessel becoming a Total Loss or if a Vessel is sold or if an Event of Default has occurred then the Relevant Percentage of all Total Loss proceeds or proceeds of sale of the Vessel or any monies received by the Agent or any Lender under or pursuant to the Security Documents shall be held by the Agent and applied in the following manner and order:

            FIRSTLY to the payment of all fees, expenses and charges (including brokers' commissions), the expenses of any sale, the expenses of retaining any attorney, solicitors' fees, court costs and any other expenses or advances made or incurred by the Agent or any Lender in the protection of the Agent's and the Lender's rights or the pursuance of its or their remedies hereunder and under the other Security Documents or to any payments whether voluntary or not which the Agent considers advisable to protect its or their security and to provide adequate indemnity against liens claiming priority over or equality with the lien of all Security Documents or any other Encumbrances;

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            SECONDLY    in or towards payment in such order as the Lenders may
                        require of any accrued (but unpaid) fees and interest thereon to which the Lead Arrangers, the Co-Arrangers, the Lenders and/or the Agent are entitled hereunder and/or under the other Security Documents (other than the Master Agreements) in connection with the Facility;

            THIRDLY in or towards satisfaction of all interest accrued on the Term Loan Facility and the Revolving Credit Facility pro rata;

            FOURTHLY in retention by the Agent in its discretion in a suspense or impersonal interest bearing security realised account of such sum as it considers appropriate by way of security for the Outstanding Indebtedness (other than the Master Agreement Liabilities) or for any actual or contingent liability of the Lead Arrangers, the Co-Arrangers, the Agent or the Lenders or any of them in connection with the transactions herein contemplated;

            FIFTHLY in or towards payment of the Term Loan Facility and the Revolving Credit Facility pro rata (whether or not then due and payable);

            SIXTHLY in or towards satisfaction of any other amounts due from the Borrower to the Lead Arrangers, the Co-Arrangers, the Agent or the Lenders under the Security Documents (other than the Master Agreement Liabilities) using in the discretion of the Agent the same order of application as FIRSTLY to FIFTHLY;

            SEVENTHLY   in retention of such other sum or sums as the Agent may
                        require as security for any further monies which may reasonably be expected to become due and payable to the Lead Arrangers, the Co-Arrangers, the Agent and/or the Lenders under this Agreement or any of the other
                        Security Documents and which the assigned Earnings may be insufficient to satisfy;

            EIGHTHLY in or towards satisfaction of the Master Agreement Liabilities in the same order in which the Transactions were entered into by the

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                        Borrower with the Lenders and/or their Affiliates (as
                        the case may be); and

            NINTHLY the balance, if any, in payment to the Borrower or whomsoever shall then be entitled thereto.

               In the event of the proceeds being insufficient to pay the amounts referred to above the Agent shall be entitled to collect the balance from the Borrower.

      14.2  GENERAL FUNDS

            Any other monies received by or in the possession of the Agent or any Lender under or pursuant to the Security Documents which are expressed hereunder and/or under the Security Documents to be distributed in accordance with the provisions of this Clause or where no express provisions are made for disposal shall be applied in the discretion of the Agent as follows:

            FIRSTLY in or towards payment of all fees, costs and expenses incurred by the Agent or any Lender in connection with the Facility and which are for the time being unpaid;

            SECONDLY in or towards payment in such order as the Lenders may require of any accrued (but unpaid) fees and interest thereon to which the Lead Arrangers, the Co-Arrangers, the Lenders and/or the Agent are entitled hereunder and/or under the other Security Documents (other than the Master Agreements) in connection with the Facility;

            THIRDLY in or towards satisfaction of all interest accrued on the Term Loan Facility and the Revolving Credit Facility pro rata;

            FOURTHLY in retention by the Agent in its discretion in a suspense or impersonal interest bearing security realised account of such sum as it considers appropriate by way of security for the Outstanding Indebtedness (other than the Master Agreement Liabilities) or for any actual or contingent liability of the Lead Arrangers, the Co-Arrangers, the Agent or the Lenders or any of them in connection with the transactions herein contemplated;

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            FIFTHLY     in or towards payment of the Term Loan Facility and the
                        Revolving Credit Facility pro rata;

            SIXTHLY in retention of such other sum or sums as the Agent may require as security for any further monies which may reasonably be expected to become due and payable to the Lead Arrangers, the Co-Arrangers, the Agent and/or the Lenders under this Agreement or any of the other Security Documents (other than the Master Agreement Liabilities) and which the assigned Earnings may be insufficient to satisfy;

            SEVENTHLY   in or towards satisfaction of the Master Agreement
                        Liabilities in the same order in which the Transactions were entered into by the Borrower with the Lenders and/or their Affiliates (as the case may be); and

            EIGHTHLY the balance (if any) shall be released to the Borrower or to its order or whomsoever else may be entitled thereto.

      14.3  APPLICATION OF PROCEEDS OF INSURANCES

            Proceeds of the Insurances for partial losses shall be applied in accordance with the relevant Insurance Assignment and/or the loss payable clause endorsed on the Insurances in the form approved by the Agent and in the case of a Total Loss of a Vessel in accordance with Clause 4.5, Clause 5.3 and Clause 14.1.

      14.4  SUSPENSE ACCOUNT

            Any monies received or recovered by the Agent or any Lender under or in connection with the Security Documents and credited to any suspense or impersonal interest bearing security realised account in accordance with FOURTHLY of Clause 14.1 or Clause 14.2 may be held in such account for so long as the Agent thinks fit pending application at the Agent's discretion in accordance with FOURTHLY of Clause 14.1 or Clause 14.2 (as the case may be).

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15    THE MASTER AGREEMENT

      15.1  APPLICABILITY

            The following provisions of this Clause will apply if a Lender or its Affiliate (as the case may be) and the Borrower have entered, or enter during the Security Period, into one or more Transactions.

      15.2  ADDITIONAL TERMINATION EVENT

            If the Facility is for any reason not advanced to the Borrower before the expiry of the Availability Periods, and a Lender or its Affiliate (as the case may be) and the Borrower have entered into any Transactions before that expiry, an Additional Termination Event (with the relevant Lender or its Affiliate (as the case may be) as the Affected Party) shall be deemed to have occurred under the relevant Master Agreement on the expiry of the Availability Periods.

      15.3  ADJUSTMENT OF NOTIONAL AMOUNTS

            If:

            15.3.1 the amount of the Facility actually advanced by the Lenders to the Borrower is less than the Notional Amount (or the aggregate Notional Amounts) of the Hedging Transactions entered into on or before the expiry of the Availability Periods, or

            15.3.2 the Borrower prepays part of the Facility under any provision of this Agreement, and the amount of the Facility remaining outstanding after that prepayment is less than the Notional Amount (or the aggregate Notional Amounts) of the Hedging Transactions, then in effect the Borrower's obligations under those Hedging Transactions shall (unless otherwise agreed by the relevant Lenders and/or their Affiliates (as the case may be)) be calculated (so far as the Agent considers it practicable to do so) by reference to a Notional Amount (or aggregate Notional Amounts) equal to the amount of the Facility actually advanced or remaining outstanding after that prepayment, as reduced on each Repayment Date by the amount of the Instalment then due or on each Maturity Date by the amount of the Drawing then due, and adjusted if necessary in accordance with Clause 3.

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      15.4  AUTHORITY

            In order to give effect to Clause 15.3, or in the event of voluntary or mandatory prepayment or cancellation by the Borrower of the whole of the Facility, the Borrower irrevocably authorises the Lenders for themselves or for and on behalf of their Affiliates (as the case may be) to amend, restructure, unwind, cancel, net out, terminate, liquidate, transfer or assign any of the rights or obligations under any Hedging Transactions, and/or to enter into any other interest rate exchange and/or hedging transaction or commitment with any other counterparty.

      15.5  TERMINATION OF TRANSACTIONS

            If the exercise of a Lender's rights under Clause 15.4 results in the termination of any Transaction, that Transaction shall, for the purposes of the relevant Master Agreement (including, without limitation, section 6(e)(i) of the Master Agreement) be treated as a Terminated Transaction resulting from an Event of Default by the Borrower.

      15.6  INDEMNITY

            The Borrower will indemnify each Lender through the Agent from time to time on demand in respect of all liabilities, losses, costs or expenses suffered, incurred or sustained by a Lender arising in any way in relation to the exercise by a Lender of its rights under this Clause, or arising in any way from any other termination, cancellation, unwinding or restructuring of any Transaction.

      15.7  NOTIFICATION OF TRANSACTIONS

            If the Borrower enters into a Transaction with a Lender or its Affiliate (as the case may be) under the relevant Master Agreement the Lender shall notify the Agent within one (1) Business Day of the date of the Transaction and the Agent shall promptly inform the other Lenders thereof.

16    FEES

      16.1  COMMITMENT FEE

            The Borrower shall pay to the Agent for distribution to the Lenders quarterly in arrears forty per cent (40%) of the Applicable Margin on the relevant payment

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            date on the daily undrawn, uncancelled amount of the Term Loan
            Facility and the Revolving Credit Facility during the relevant Commitment Period.

      16.2  OTHER FEES

            The Borrower will pay to Nordea Bank Norge ASA or the Agent on behalf of itself, the Lead Arrangers, the Co-Arrangers and/or the Lenders, such fees as are set out in a separate fee letter dated 25 June 2004.

17    EXPENSES

      17.1  INITIAL EXPENSES

            The Borrower shall reimburse the Agent on demand on a full indemnity basis for the charges and expenses (together with value added tax or any similar tax thereon and including without limitation the fees and expenses of legal, insurance and other advisers) incurred by the Agent in respect of the syndication, negotiation, preparation, printing, execution and registration of this Agreement and the other Transaction Documents and any other documents required in connection with the implementation of this Agreement.

      17.2  ENFORCEMENT EXPENSES

            The Borrower shall reimburse the Agent and the Lenders on demand on a full indemnity basis for all charges and expenses (including value added tax or any similar tax thereon and including the fees and expenses of legal advisers) incurred by the Agent and each of the Lenders in connection with the enforcement of, or the preservation of any rights under, this Agreement and the other Security Documents.

      17.3  STAMP DUTIES

            The Borrower shall pay or indemnify the Agent and each of the Lenders on demand against any and all stamp, registration and similar Taxes which may be payable in any jurisdiction in connection with the entry into, performance and enforcement of this Agreement or any of the other Security Documents.

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18    WAIVERS, REMEDIES CUMULATIVE

      18.1  NO WAIVER

            No failure to exercise and no delay in exercising on the part of the Agent or any of the Lenders any right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof, or the exercise of any other right or remedy. No waiver by the Agent or any of the Lenders shall be effective unless it is in writing.

      18.2  REMEDIES CUMULATIVE

            The rights and remedies of the Agent, and the Lenders provided herein are cumulative and not exclusive of any rights or remedies provided by law.

      18.3  SEVERABILITY

            If any provision of this Agreement is prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction.

      18.4  TIME OF ESSENCE

            Time is of the essence in respect of all of the obligations of the Borrower under the Security Documents provided however that none of the Agent or any of the Lenders shall be entitled to terminate or treat this Agreement or any of the other Security Documents as having been repudiated otherwise than in circumstances which constitute an Event of Default.

19    COUNTERPARTS

      This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement.

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20    CHANGES TO THE LENDERS

      20.1  ASSIGNMENTS AND TRANSFERS BY THE LENDERS

            Subject to this Clause 20, a Lender (the "EXISTING LENDER") may:

            20.1.1 assign any of its rights under the Security Documents; or

            20.1.2 transfer by novation any of its rights and obligations under the Security Documents,

            to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "NEW LENDER") provided that any such assignment or transfer shall be in respect of an amount of its Contribution of not less than five million Dollars (USD5,000,000).

      20.2  CONDITIONS OF ASSIGNMENT OR TRANSFER

            20.2.1 The consent of the Borrower and the Agent is required for an assignment or transfer by a Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or an Event of Default or a Possible Event of Default has occurred and is continuing.

            20.2.2 The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five (5) Business Days after the Lender has requested it unless consent is expressly refused by the Borrower within that time.

            20.2.3 The consent of the Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

            20.2.4 An assignment will only be effective on:

                  (a) receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Agent and the

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                        other Lenders as it would have been under if it was an
                        Original Lender; and

                  (b) performance by the Agent of all "know your customer" or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

            20.2.5 A transfer will only be effective if the procedure set out in
                   Clause 20.5 is complied with.

            20.2.6 If:

                  (a) a Lender assigns or transfers any of its rights or obligations under the Security Documents or changes its Lending Branch; and

                  (b) as a result of circumstances existing at the date the assignment, transfer or change occurs, a Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Lending Branch under Clause 8, then the New Lender or Lender acting through its new Lending Branch is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Lending Branch would have been if the assignment, transfer or change had not occurred.

            20.2.7 Any Existing Lender that assigns any of its rights shall retain its voting right as a Lender.

      20.3  ASSIGNMENT OR TRANSFER FEE

            The Existing Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of three thousand Dollars (USD3,000).

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      20.4  LIMITATION OF RESPONSIBILITY OF EXISTING LENDERS

            20.4.1 Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

                  (a) the legality, validity, effectiveness, adequacy or enforceability of the Security Documents or any other documents;

                  (b)   the financial condition of the Borrower;

                  (c) the performance and observance by any Obligor of its obligations under the Security Documents or any other documents; or

                  (d) the accuracy of any statements (whether written or oral) made in or in connection with any Security Document or any other document,

                  and any representations or warranties implied by law are excluded.

            20.4.2 Each New Lender confirms to the Existing Lender, the Agent and the other Lenders that it:

                  (a) has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Security Document; and

                  (b) will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Security Documents or any Commitment is in force.

            20.4.3 Nothing in any Security Document obliges an Existing Lender to:

                  (a) accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 20; or

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                   (b)    support any losses directly or indirectly incurred
                          by the New Lender by reason of the non-performance by any Obligor of its obligations under the Security Documents or otherwise.

      20.5  PROCEDURE FOR TRANSFER

            20.5.1 Subject to the conditions set out in Clause 20.2 a transfer is effected in accordance with Clause 20.5.3 when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 20.5.2, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

            20.5.2 The Agent shall only be obliged to execute a Transfer
                   Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

            20.5.3 On the Transfer Date:

                  (a) to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Security Documents each of the Borrower and the Existing Lender shall be released from further obligations towards one another under the Security Documents and their respective rights against one another shall be cancelled (being the "DISCHARGED RIGHTS AND OBLIGATIONS");

                  (b) each of the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

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                  (c)   the Agent, the New Lender and other Lenders shall
                        acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

                  (d)   the New Lender shall become a party as a "LENDER".

      20.6  COPY OF TRANSFER CERTIFICATE TO BORROWER

            The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

      20.7  DISCLOSURE OF INFORMATION

            Any Lender may disclose to any of its Affiliates and any other person:

            20.7.1 to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

            20.7.2 with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

            20.7.3 to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

            any information about any Obligor and the Transaction Documents as that Lender shall consider appropriate if, in relation to Clauses
            20.7.1 and 20.7.2, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

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      20.8  BORROWER'S CO-OPERATION

            The Borrower shall co-operate fully with the Lender in relation to any assignment or transfer proposed by the Lender and shall execute, or procure the execution of, any documents which the Lender may require.

21    CHANGES TO THE BORROWER

      The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Security Documents.

22    REFERENCE BANKS AND AGENT

      22.1  REFERENCE BANKS

            If:

            22.1.1 the whole of the Contribution (if any) of any Reference Bank is prepaid;

            22.1.2 the Commitment of any Reference Bank is cancelled or reduced to zero in accordance with Clause 5.9 or any other relevant provision hereof;

            22.1.3 a Reference Bank transfers the whole of its rights and obligations (if any) as a Lender under this Agreement; or

            22.1.4 where applicable, any Reference Bank ceases to provide quotations to the Agent for the purposes of determining
                   LIBOR,

            the Agent may, acting on the instructions of the Majority Lenders, terminate the appointment of such Reference Bank and appoint another Lender to replace such Reference Bank.

      22.2  DECISION MAKING

            22.2.1 Save as expressly provided in Clause 22.2.2 or as otherwise expressly provided herein, any proposed course of action in connection with any matter requiring the consent of the Lenders under or in connection howsoever with this Agreement shall only be taken with the consent of all the Lenders including, but without limitation to the generality of the foregoing:

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

                  (a) the release of the Borrower from any of its obligations hereunder;

                  (b) the amendment of any of the provisions of this Agreement;

                  (c) any time or other indulgence to be granted to the Borrower in respect of its obligations under this Agreement.

            22.2.2 Proposals in connection with the following matters shall, in the absence of agreement thereon by all of the Lenders or as otherwise provided in this Agreement, be determined by the Majority Lenders:

                  (a) the making of any declaration by the Agent under Clause 13.2;

                  (b) the institution of any legal proceedings for the enforcement of any rights or powers whatsoever pursuant to the terms of this Agreement;

                  (c) any course of action whatsoever from time to time (other than the making of a demand for payment hereunder) whether of a legal or commercial nature or otherwise howsoever for the purpose of achieving a full or partial recovery of any principal, interest or other amount due and payable by the Borrower hereunder or otherwise in connection therewith following the making of a declaration by the Agent under Clause 13.2;

                  (d) any other matter in respect of which this Agreement expressly provides that the consent of the Majority Lenders shall be required.

            22.2.3 Any determination of the Lenders shall be ascertained by the
                   Agent either:

                  (a) by means of a telefax sent by the Agent to each of the Lenders in identical terms on the proposal or matter in issue; or

                  (b) by means of the vote of representatives of each Lender at a meeting convened by the Agent and held for the purpose of discussing (inter alia) such proposal or matter in issue.

                  Furthermore, it is hereby agreed by the Lenders that:

                  (i) where a decision of the Lenders is sought by the Agent by means of a telefax sent in accordance with paragraph
                        (a) above and provided that the Agent verifies forthwith by telephone with each relevant Lender that it has received such telefax in good order, then the Agent may in its telefax:

                        (1) recommend a proposed course of action to be taken by the Lenders; and

                        (2) specify a time limit (of not less than three (3) Business Days) within which the Lenders are required to respond to the Agent's recommendation so that, if any Lender fails to notify the Agent within such time limit of its response to the recommendation, such Lender shall be deemed to have accepted and approved the course of action proposed by the Agent; and

                  (ii) where the approval of the Majority Lenders is required in respect of any matter, the approval shall be deemed to have been given as soon as the Agent receives the requisite number of votes in favour of the proposal so that the Agent may act on the basis of such votes without having to wait for the response of (or to give any notification to) any other Lender who has yet to reply to the Agent.

      22.3  THE AGENT

            22.3.1 Each of the Lenders hereby appoints the Agent to act as its agent under this Agreement and the Security Documents with such rights, powers and discretions as are expressly delegated to the Agent hereunder and thereunder.

            22.3.2 The Agent shall:

                  (a) promptly inform the Lenders of the contents of any notice or request received by it from the Borrower under this Agreement (whether such notice or request is addressed to the Agent alone or

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

                        the Agent on behalf of the Lenders) and of any information delivered to it pursuant to Clause 11.2 and of any other matters which the Agent considers material;

                  (b) promptly deliver to the Lenders copies of any accounts and certificates delivered to it pursuant to Clause 11.2 and, as soon as reasonably practicable, copies of the documents delivered in satisfaction of the requirements of Schedule 3;

                  (c) promptly inform the Lenders in reasonable detail of any exercise by it of any of the rights, powers and/or discretions vested in it hereunder (but without the Agent being under any obligation to give prior notice to the Lenders of any such exercise);

                  (d) promptly notify the Lenders of the occurrence of any Event of Default or any other default by the Borrower in the due performance of or compliance with its material obligations under this Agreement of which the Agent has actual knowledge or actual notice and the occurrence of which the Agent has verified;

                  (e) if directed by the Majority Lenders, exercise (or refrain from exercising) any right, power or discretion vested in it hereunder in accordance with the directions (subject to Clause 22.2.1) of the Majority Lenders provided, however, that it may refrain from acting in accordance with any such directions until it has received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such directions and for this purpose the Agent shall make a demand for such security addressed to all the Lenders;

                  (f) receive from the Borrower all payments of principal, interest and other moneys expressed to be payable to the Agent hereunder on behalf of all or any of the Lenders and shall promptly distribute the same amongst the Lenders and itself in accordance with the

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                        terms of this Agreement pending which the Agent shall
                        hold any and all such moneys on trust for the Lenders and itself.

            22.3.3 The relationship between the Agent on the one part and each
                   Lender on the other is that of agent and principal and, except in relation to any moneys referred to in Clause 22.3.2(d) held by the Agent pending distribution hereunder, the Agent shall not have a fiduciary relationship with or be, or be deemed to be, a trustee of or for any such party.

            22.3.4 In addition to the powers expressly given to the Agent by this Agreement:

                  (a) the Lenders may give the Agent (generally or in any particular case) any powers which the Lenders consider appropriate; and

                  (b) the Agent has power to take any other action which it considers to be reasonably incidental or conducive to the performance of its functions under this Agreement or otherwise appropriate in the context of those functions, including the exercise of any powers given to it by the Lenders.

            22.3.5 The rights, powers and discretions vested in the Agent by this Agreement shall only be exercised by the Agent in accordance with the instructions of the Majority Lenders or (if so required in accordance with the provisions of Clause 22.2.1) the Lenders provided however that the Agent shall be entitled (but not bound) to exercise or refrain from exercising any such right, power or discretion without the directions of the Majority Lenders or the Lenders (as the case may be) if the Agent believes that the immediate exercise of such right, power or discretion is necessary or desirable to protect the interests of the Lenders under or in respect of this Agreement.

                   Where any right, power or discretion is vested in the Agent under this Agreement but is expressed as being exercisable in accordance with the directions of the Lenders or the Majority Lenders, such right, power or discretion shall not be exercised by the Agent without the lawful directions of the Lenders or the Majority Lenders (as the case may be).

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

            22.3.6 Notwithstanding anything to the contrary expressed or implied herein, the Agent shall not:

                  (a) be bound to enquire as to the occurrence or otherwise of any Event of Default or as to the performance by the Borrower of its obligations under this Agreement;

                  (b) be bound to disclose to any other person any information relating to the Borrower if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person;

                  (c) have any responsibility to the Lenders or each other for:

                        (i) the financial position, creditworthiness, affairs or prospects of the Borrower;

                        (ii) the performance or non-performance howsoever by the Borrower of any of its obligations hereunder;

                        (iii) the due execution, effectiveness, genuineness,
                              validity or enforceability of this Agreement or any document relating hereto or any filing or recording thereof or the taking of any other action whatsoever and howsoever in connection therewith or the collectability of any sum due hereunder;

                        (iv) any computations and/or information supplied to the Lenders by the Agent in reliance upon which the Lenders have entered into this Agreement;

                  (d) be under any liability whatsoever for any consequence of relying on:

                        (i) any written communication or document believed by it to be genuine or correct and to have been communicated or signed by the person by whom it is purported to have been communicated or signed; or

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

                        (ii) the advice or opinions of any professional advisers selected by it;

                  (e) be under any duty to account to any Lender for any sum received by it for its own account or the profit element of any such sum;

                  (f) be under any obligation other than those for which express provision is made herein.

            22.3.7 The Agent may:

                  (a) carry out its duties hereunder through such officers, directors, employees, consultants or independent agents as it may in its unfettered discretion think fit;

                  (b) assume that no Event of Default has occurred and that the Borrower is not in breach of its obligations under this Agreement unless the Agent has actual knowledge or actual notice to the contrary;

                  (c) engage and pay for the advice or services of any internal or external lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

                  (d) rely as to any matters of fact which might reasonably be expected to be within the knowledge of the Borrower upon a certificate signed by or on behalf of the Borrower;

                  (e) rely upon any communication or document believed by it to be genuine.

            22.3.8 It is understood that each of the Lenders has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and, accordingly, each of the Lenders warrants to the Agent that it has not relied and will not rely on the Agent:

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                  (a)   to check or enquire on its behalf into the adequacy,
                        accuracy or completeness of any information provided by the Borrower in connection with this Agreement; or

                  (b) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower.

            22.3.9 Subject to the terms of this Agreement, this Agreement shall be serviced, supervised and administered by the Agent in the ordinary course of its business and in accordance with its usual practices. In performing its duties and functions hereunder, the Agent shall exercise the same care as it normally exercises in making and administering loans for its own account, but assumes no further responsibility in respect of such performance.

            22.3.10 The Agent shall not be under any liability as a result of taking or omitting to take any action in relation to this Agreement save in the case of gross negligence or wilful misconduct and the Lenders will not assert or seek to assert against any director, officer or employee of the Agent any claim they might have against any of them in respect of the matters referred to in this Clause 22.3.10.

            22.3.11 Neither the Agent (nor any officer thereof) shall be precluded by reason of so acting from underwriting, guaranteeing the subscription of or subscribing for or otherwise acquiring, holding or dealing with any debentures, shares or securities whatsoever of the Borrower or from entering into any contract or financial or other transaction with or from engaging in any banking or other business with the Borrower and shall not be liable to account for any profit made or payment received by it thereby or in connection therewith.

      22.4  RETIREMENT AND REPLACEMENT OF THE AGENT

            22.4.1 The Agent may retire at any time without assigning any reason by giving to the Borrower and the Lenders not less than thirty (30) days notice of its intention to do so. Unless the Agent in its notice of retirement nominates

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                   any of its associated companies to be its successor, the
                   successor Agent may be appointed by the Majority Lenders (with the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed) during such thirty (30) day period provided that, should they fail to do so, the Agent may then appoint as its successor a reputable and experienced bank with an office in London.

            22.4.2 If any Lender is dissatisfied with the Agent and wants it to be replaced, such Lender shall consult with the other relevant Lenders and the Borrower for a period of up to thirty (30) days to decide whether the Agent should be replaced and, if so, by whom (such replacement being one of the relevant Lenders or an associated company thereof). If at the end of such period the relevant Lenders unanimously agree that the Agent should be replaced by a particular Lender or one of its associated companies, and if the Borrower consents in writing to the identity of the proposed replacement (such consent (a) not to be unreasonably withheld and (b) not to be required if an Event of Default has occurred and is continuing), then notice shall be given by the relevant Lenders to the Agent specifying the date, being not fewer than five (5) Business Days after the date of such notice, on which the appointment of the successor Agent is, subject to Clause 22.4.4, to take effect.

            22.4.3 For the purposes of this Clause 22.4:

                  (a) an "ASSOCIATED COMPANY" of the Agent and/or any Lender shall mean any company which is a holding company of the Agent and/or such Lender or a wholly-owned subsidiary of it or its parent company; and

                  (b) "RELEVANT LENDERS" means all of the Lenders other than that Lender which acts as Agent or whose associated company acts in such capacity.

            22.4.4 Any appointment of a successor Agent under Clause 22.4.1 or
                   22.4.2 shall take effect upon:

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                  (a)   the successor confirming in writing its agreement to be
                        bound by the provisions of this Agreement; and

                  (b) notice thereof by the Agent and its successor (which notice, shall specify the bank in New York to which payments to the new Agent shall be made thereafter) being given to each of the other parties to this Agreement.

            22.4.5 If a successor to the Agent is appointed under the provisions of this Clause 22.4:

                  (a) the outgoing Agent shall be discharged from any further obligation under this Agreement;

                  (b) its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto in place of the outgoing Agent;

                  (c) Clause 22 and the other provisions of this Agreement shall remain in effect for the benefit and protection of the outgoing Agent in relation to any claim or loss which may be brought against or incurred by it in connection with or as a result of any act, omission, breach, neglect or other occurrence or matter relating to or arising out of this Agreement which took place before its resignation.

23    NOTICES

      23.1  MODE OF COMMUNICATION

            Except as otherwise provided herein, each notice, request, demand or other communication or document to be given or made hereunder shall be given in writing but unless otherwise stated, may be made by telefax.

      23.2  ADDRESS

            Any notice, demand or other communication (unless made by telefax) to be made or delivered by the Agent to the Borrower pursuant to this Agreement shall

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            (unless the Borrower has by fifteen (15) days' written notice to the
            Agent specified another address) be made or delivered to the Borrower at 7665 Corporate Center Drive, Miami, Florida 33126,
            United States of America (marked for the attention of Mr Lamarr Cooler and the Legal Department (but one (1) copy shall suffice)). Any notice, demand or other communication to be made or delivered by the Borrower to the Agent pursuant to this Agreement shall (unless the Agent has by fifteen (15) days' written notice to the Borrower specified another address) be made or delivered to the Agent at its Lending Branch, the details of which are set out in Schedule 1.

      23.3  TELEFAX COMMUNICATION

            Any notice, demand or other communication to be made or delivered pursuant to this Agreement may be sent by telefax to the relevant telephone numbers (which at the date hereof in respect of the Borrower is +1 305 436 4140 (marked for the attention of Mr Lamarr Cooler) and +1 305 436 4117 (marked for the attention of the Legal Department) and in the case of the Agent or any Original Lender is as recorded in Schedule 1) specified by it from time to time for the purpose and shall be deemed to have been received when transmission of such telefax communication has been completed. Each such telefax communication, if made to the Agent or any Lender by the Borrower, shall be signed by the person or persons authorised in writing by the Borrower and whose signature appears on the list of specimen signatures contained in the secretary's certificate required to be delivered by paragraph 2 of Schedule 3 and shall be expressed to be for the attention of the department or officer whose name has been notified for the time being for that purpose by the Agent or any Lender to the Borrower.

      23.4  ELECTRONIC MAIL

            Any notice, demand or other communication other than a Drawdown Notice or a Renewal Notice to be made or delivered pursuant to this Agreement may be made by electronic mail or other electronic means, if the Agent, the Borrower and/or the Lender:

            23.4.1 agree that, unless and until notified to the contrary, this is to be an accepted form of communication; and

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            23.4.2 notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

            23.4.3 notify each other of any change to their electronic mail address or any other such information supplied by them.

            Any Original Lender which sets out an email address beneath its name in Schedule 1 is deemed to agree to receiving notices, demands or other communications from the Agent by electronic mail.

            Any electronic communication made:

            (a) by the Agent to the Borrower or a Lender will be effective when it is sent by the Agent unless the Agent receives a message indicating failed delivery and, if upon the sender's express request, a confirmation of receipt is requested, such confirmation has been sent; and

            (b) by the Borrower or a Lender to the Agent will be effective only when actually received by the Agent and then only if it is addressed in such a manner as the Agent shall specify to that party for this purpose.

            The Agent shall notify the Borrower and the Lenders and the Borrower or a Lender shall notify the Agent in each case promptly upon becoming aware that its electronic mail system or other electronic means of communication cannot be used due to technical failure (and that failure is continuing for more than two (2) Business Days). Until the Agent, the Borrower or that Lender has notified as aforesaid that the failure has been remedied, all notices between the Agent and the Borrower or that Lender shall be sent by fax or letter in accordance with this Clause 23.

      23.5  RECEIPT

            Each such notice, demand or other communication shall be deemed to have been made or delivered (in the case of any letter) when delivered to its office for the time being or, if sent by post, five
            (5) days after being deposited in the post first class or express airmail (as the case may be) postage prepaid in an envelope

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            addressed to it at that address or, if sent by electronic mail, in accordance with Clause 23.4.

      23.6  LANGUAGE

            Each notice, demand or other communication made or delivered by one
            (1) party to another pursuant to this Agreement or any other Security Document shall be in the English language or accompanied by a certified English translation. In the event of any conflict between the translation and the original text the translation shall prevail unless the original text is a statutory instrument, legal process or any other document of a similar type.

24    GOVERNING LAW

      This Agreement shall be governed by English law.

25    WAIVER OF IMMUNITY

      To the extent that the Borrower may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process in relation to this Agreement or the other Security Documents and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed) the Borrower hereby irrevocably and unconditionally agrees throughout the Security Period not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction. In respect of any legal action or proceedings arising out of or in connection with any of the Security Documents the Borrower hereby consents generally as a matter of procedure in relation to the waiver of immunity (but not so as to prejudice any defence which the Borrower may have on the merits of the substantive issue) to the giving of any relief or the issue of any process in connection with such legal action or proceedings including without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its uses or intended uses) of any order or judgment which may be made or given in such legal action or proceedings.

26    JURISDICTION

      26.1 The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the

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            existence, validity or termination of this Agreement) (a "DISPUTE").
            Each party to this Agreement agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

            This Clause 26.1 is for the benefit of the Lenders and the Agent only. As a result, no such party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, any such party may take concurrent proceedings in any number of jurisdictions.

      26.2 The Borrower may not, without the Agent's prior written consent, terminate the appointment of the Process Agent; if the Process Agent resigns or its appointment ceases to be effective, the Borrower shall within fourteen (14) days appoint a company which has premises in London and has been approved by the Agent to act as the Borrower's process agent with unconditional authority to receive and acknowledge service on behalf of the Borrower of all process or other documents connected with proceedings in the English courts which relate to this Agreement.

      26.3 For the purpose of securing its obligations under Clause 26.2, the Borrower irrevocably agrees that, if it for any reason fails to appoint a process agent within the period specified in Clause 26.2, the Agent may appoint any person (including a company controlled by or associated with the Agent or any Lender) to act as the Borrower's process agent in England with the unconditional authority described in Clause 26.2.

      26.4 No neglect or default by a process agent appointed or designated under this Clause (including a failure by it to notify the Borrower of the service of any process or to forward any process to the Borrower) shall invalidate any proceedings or judgment.

      26.5 The Borrower appoints in the case of the courts of England the Process Agent to receive, for and on its behalf service of process in England of any legal proceedings with respect to this Agreement and any other Security Document.

      26.6 A judgment relating to this Agreement which is given or would be enforced by an English court shall be conclusive and binding on the Borrower and may be enforced without review in any other jurisdiction.

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      26.7  Nothing in this Clause shall exclude or limit any right which the
            Agent or a Lender may have (whether under the laws of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

      26.8 In this Clause "JUDGMENT" includes order, injunction, declaration and any other decision or relief made or granted by a court.

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed as a deed on the day first written above.

SIGNED SEALED and DELIVERED as a DEED                   )      O McHugh
By OWEN MCHUGH                                          )
for and on behalf of                                    )
NCL CORPORATION LTD.                                    )
in the presence of:                                     )
                      C Gaskell
                      Clare Gaskell
                      Trainee Solicitor
                      Clifford Chance LLP
                      10 Upper Bank Street
                      London E14 5JJ

SIGNED SEALED and DELIVERED as a DEED                   )      L French
By LUCY FRENCH                                          )
for and on behalf of                                    )
DNB NOR BANK ASA                                        )
as a Lead Arranger, an Original Lender and the Agent    )
in the presence of:                                     )
                      R Cheung
                      Regina Cheung
                      Trainee Solicitor
                      Stephenson Harwood
                      One, St. Paul's Churchyard
                      London EC4M 8SH

SIGNED SEALED and DELIVERED as a DEED                   )      L French
By LUCY FRENCH                                          )
for and on behalf of                                    )
NORDEA BANK NORGE ASA                                   )
as a Lead Arranger and an Original Lender               )
in the presence of:                                     )
                      R Cheung
                      As above

SIGNED SEALED and DELIVERED as a DEED                   )      L French
By LUCY FRENCH                                          )
for and on behalf of                                    )
COMMERZBANK AKTIENGESELLSCHAFT                          )
as a Co-Arranger and an Original Lender                 )
in the presence of:                                     )
                      R Cheung
                      As above

SIGNED SEALED and DELIVERED as a DEED                   )      L French
By LUCY FRENCH                                          )
for and on behalf of                                    )
HSH NORDBANK AG                                         )
as a Co-Arranger and an Original Lender                 )
in the presence of:                                     )
                      R Cheung
                      As above

SIGNED SEALED and DELIVERED as a DEED                   )      L French
By LUCY FRENCH                                          )
for and on behalf of                                    )
KFW                                                     )
as a Co-Arranger and an Original Lender                 )
in the presence of:                                     )
                      R Cheung
                      As above

SIGNED SEALED and DELIVERED as a DEED                   )      L French
By LUCY FRENCH                                          )
for and on behalf of                                    )
NORDDEUTSCHE LANDESBANK                                 )
-GIROZENTRALE-                                          )
as a Co-Arranger and an Original Lender                 )
in the presence of:                                     )
                      R Cheung
                      As above

SIGNED SEALED and DELIVERED as a DEED                   )      L French
By LUCY FRENCH                                          )
for and on behalf of                                    )
VEREINS- UND WESTBANK                                   )
AKTIENGESELLSCHAFT                                      )
as a Co-Arranger and an Original Lender                 )
in the presence of:                                     )
                      R Cheung
                      As above

                                   SCHEDULE 1

     PARTICULARS OF AGENT, LEAD ARRANGERS, CO-ARRANGERS AND ORIGINAL LENDERS

NAME AND ADDRESS

AGENT

DNB NOR BANK ASA
Stranden 21
NO-0021 Oslo
Norway

Fax: +47 22 482894
Attn: Mrs Solveig Nuland Knoff
Email: solveig.knoff@dnbnor.no

LEAD ARRANGERS

NAME AND ADDRESS

DNB NOR BANK ASA
Stranden 21
NO-0021 Oslo
Norway

Fax: +47 22 482020
Attn: Mr Jon Flovik
Email: jon.flovik@dnbnor.no

NORDEA BANK NORGE ASA
Middelthuns gate 17
Oslo
P O Box 1166 Sentrum
NO-0107 Oslo
Norway

Fax: +47 22 484278
Attn: Mr Arne Berglund
Email: arne.berglund@nordea.com

CO-ARRANGERS

NAME AND ADDRESS

For all matters except insurance matters

COMMERZBANK AKTIENGESELLSCHAFT
Bremen Branch
Schusselkorb 5-11
28195 Bremen
Federal Republic of Germany

Fax: +49 421 3633504
Attn: Mr Wolfgang Schmidt/Mr Siegfried Hoffmann
Email: wolfgang.schmidt3@commerzbank.com/
       siegfried.hoffmann@commerzbank.com

for all matters, including insurance matters, which are not exclusively relating to pure payment and interest fixing matters, with copy to

Hamburg Branch
Global Shipping
Ness 7-9
20457 Hamburg
Germany

Fax: +49 40 3683 4068
Attn: Mr Stefan Kuch/Mr Christian Renke
Email: shipfinance@commerzbank.com

HSH NORDBANK AG
Gerhart-Hauptmann-Platz 50
20095 Hamburg
Germany

Fax: +49 40 3333-34307
Attn: Ms Uta Urbaniak/Ms Frauke Hay
Email: uta.urbaniak@hsh-nordbank.com/
       frauke.hay@hsh-nordbank.com

KFW
Palmengartenstrasse 5-9
60325 Frankfurt am Main
Germany

Fax: +49 69 7431 3768/4110
Attn: Mr Wolfgang Pfisterer/Ms Clare Dooley
Email: wolfgang.pfisterer@kfw.de/
       clare.dooley@kfw.de

NAME AND ADDRESS

NORDDEUTSCHE LANDESBANK
-GIROZENTRALE-
Friedrichswall 10
30151 Hannover
Germany

Fax: +49 511 361 4785
Attn: Mr Willy Idler / Mr Alexander Viets
Email: shipping@nordlb.de

VEREINS- UND WESTBANK
AKTIENGESELLSCHAFT
Alter Wall 22
20457 Hamburg
Germany

Fax: +49 40 3692 3696
Attn: Mr Ingmar Loges / Mr Oliver Trennt
Email: ingmar.loges@vuw.de / oliver.trennt@vuw.de

LENDERS

                                                            CONTRIBUTION TO
NAME AND ADDRESS                                            FACILITY IN USD
For all matters except insurance matters

COMMERZBANK AKTIENGESELLSCHAFT                                100,000,000
Bremen Branch
Schusselkorb 5-11
28195 Bremen
Federal Republic of Germany

Fax: +49 421 3633504
Attn: Mr Wolfgang Schmidt/Mr Siegfried Hoffmann
Email: wolfgang.schmidt3@commerzbank.com/
       siegfried.hoffmann@commerzbank.com

for all matters, including insurance matters, which are not exclusively relating to pure payment and interest fixing matters, with copy to

Hamburg Branch
Global Shipping
Ness 7-9
20457 Hamburg
Germany

Fax: +49 40 3683 4068
Attn: Mr Stefan Kuch/Mr Christian Renke
Email: shipfinance@commerzbank.com

DNB NOR BANK ASA                                              150,000,000
Stranden 21
NO-0021 Oslo
Norway

Fax: +47 22 482020
Attn: Mr Jon Flovik
Email: jon.flovik@dnbnor.no

HSH NORDBANK AG                                               100,000,000
Gerhart-Hauptmann-Platz 50
20095 Hamburg
Germany

Fax: +49 40 3333-34307
Attn: Ms Uta Urbaniak/Ms Frauke Hay
Email: uta.urbaniak@hsh-nordbank.com/
       frauke.hay@hsh-nordbank.com

                                                            CONTRIBUTION TO
NAME AND ADDRESS                                            FACILITY IN USD
KFW                                                           100,000,000
Palmengartenstrasse 5-9
60325 Frankfurt am Main
Germany

Fax: +49 69 7431 3768/4110
Attn: Mr Wolfgang Pfisterer/Ms Clare Dooley
Email: wolfgang.pfisterer@kfw.de/
       clare.dooley@kfw.de

NORDDEUTSCHE LANDESBANK                                       100,000,000
-GIROZENTRALE-
Friedrichswall 10
30151 Hannover
Germany

Fax: +49 511 361 4785
Attn: Mr Willy Idler / Mr Alexander Viets
Email: shipping@nordlb.de

NORDEA BANK NORGE ASA                                         150,000,000
Middelthuns gate 17
Oslo
P O Box 1166 Sentrum
NO-0107 Oslo
Norway

Fax: +47 22 484278
Attn: Mr Arne Berglund
Email: arne.berglund@nordea.com

VEREINS- UND WESTBANK                                         100,000,000
AKTIENGESELLSCHAFT
Alter Wall 22
20457 Hamburg
Germany

Fax: +49 40 3692 3696
Attn: Mr Ingmar Loges / Mr Oliver Trennt
Email: ingmar.loges@vuw.de / oliver.trennt@vuw.de

                                   SCHEDULE 2

                               NOTICE OF DRAWDOWN

                                   Clause 2.3

FROM: NCL CORPORATION LTD.
      Milner House
      18 Parliament Street
      Hamilton HM 12
      Bermuda

TO:   DNB NOR BANK ASA
      Stranden 21
      NO-0021 Oslo
      Norway

                                                                            2004

Dear Sirs

FACILITY AGREEMENT DATED                         2004 (THE "FACILITY AGREEMENT")

We refer to the Facility Agreement pursuant to which you have agreed to advance to us the Facility on the terms and conditions set out therein.

Terms and expressions defined in the Facility Agreement shall have the same respective meanings when used in this notice.

We hereby give you notice that we wish to draw down [the Term Loan Facility/a Drawing] in the amount of [ ] Dollars (USD[ ]) under Clause 2.3 of the Facility Agreement on [ ] 200[ ].

Such amount is to be paid to:

[  ]

We confirm that:

(i) all of the representations and warranties contained in Clause 10 of the Facility Agreement remain true and correct;

(ii) no Possible Event of Default or Event of Default has occurred nor will occur with the giving of this notice;

(iii) the first Interest Period shall be of [one (1) three (3) six (6)] months' duration;

(iv) the [Term Loan Facility/Drawing] will be applied [in financing the Purchase Price due to the Seller pursuant to the MOA, refinancing the existing finance in respect of the Norwegian Star Vessel and the Pride of Aloha Vessel and paying the fees and expenses incurred in connection with the Facility][for general corporate and working capital purposes of the Borrower and its Subsidiaries]; and

(vi) [upon application of the [Term Loan Facility/Drawing] hereby requested to be drawn down in the manner hereinbefore appearing all sums owing to the Seller under the MOA shall have been fully and finally paid and the existing finance in respect of the Norwegian Star Vessel and the Pride of Aloha Vessel shall have been repaid in full.]

Yours faithfully
NCL CORPORATION LTD.

By: _____________________

                                   SCHEDULE 3

                              CONDITIONS PRECEDENT

                                   Clause 2.5

The Facility is expressly conditional upon the Agent having received in such form and substance as the Lenders shall require:

A     ON SIGNING HEREOF

BORROWER

1 Certified Copies of any consents required from any ministry, governmental, financial or other authority for the execution of and performance by the Borrower of its obligations under this Agreement and each of the Security Documents or if no such consents are required a secretary's certificate of the Borrower to this effect confirming that no such consents are required.

2     Notarially attested secretary's certificate for the Borrower:

      2.1 attaching a copy of its Certificate of Incorporation and Memorandum of Association and By-Laws evidencing power to:

            2.1.1 enter into the transactions contemplated by this Agreement and in the other Security Documents and to buy ships and enter into arrangements for the chartering and management thereof; and

            2.1.2 borrow money in the amount referred to in this Agreement and as security therefor to mortgage or charge assets;

      2.2   giving the names of the present officers and directors;

      2.3 setting out specimen signatures of persons who would be authorised to sign documents or otherwise perform its obligations under the Security Documents;

      2.4 giving the legal and beneficial owners of its shares and the number of shares held by each shareholder;

      2.5 attaching copies of resolutions passed at a duly convened meeting of the directors authorising the borrowing of the Facility and the execution of this Agreement and such of the other Security Documents to which the Borrower is a party and the issue of any power of attorney to execute the same; and

      2.6 containing a declaration of solvency as at the date of the secretary's certificate.

3     Where the secretary's certificate referred to in paragraph 2 of this
      Schedule 3 is dated more than ten (10) days prior to the Signing Date, a bringdown certificate, which need not be notarially attested if signed by the same person that signed the secretary's certificate referred to in paragraph 2 of this Schedule 3.

4 The original power of attorney issued pursuant to the resolutions referred to in paragraph 2 above, notarially attested.

5     The Disclosure Letter duly executed.

OTHER OBLIGORS (OTHER THAN NCL (BAHAMAS) AND NCL AMERICA)

6 Certified Copies of any consents required from any ministry, governmental, financial or other authority for the execution of and performance by each of the other Obligors of its obligations under the Security Documents to which it is a party or if no such consents are required a secretary's certificate of that Obligor to this effect confirming that no such consents are required.

7     Notarially attested secretary's certificate:

      7.1 attaching a copy of its Certificate of Incorporation and Memorandum of Association and By-Laws evidencing power to enter into the transactions contemplated by this Agreement;

      7.2   giving the names of the present officers and directors;

      7.3 setting out specimen signatures of persons who would be authorised to sign documents or otherwise perform its obligations under the Security Documents;

      7.4 attaching copies of resolutions passed at a duly convened meeting of the directors approving the granting and the execution of the documents whose execution is contemplated hereby, insofar as they relate to it and the issue of any power of attorney to execute the same; and

      7.5 containing a declaration of solvency as at the date of the secretary's certificate.

8     Where the secretary's certificate referred to in paragraph 7 of this
      Schedule 3 is dated more than ten (10) days prior to the Signing Date, a bringdown certificate, which need not be notarially attested if signed by the same person that signed the secretary's certificate referred to in paragraph 7 of this Schedule 3.

9 The original powers of attorney issued pursuant to the resolutions referred to in paragraph 7.1 above, notarially attested.

GENERAL

10 A valuation in respect of each of the Vessels obtained in accordance with the provisions of Clause 11.17, the aggregate of which valuations shall be equal to or greater than one billion and fifty million Dollars (USD1,050,000,000).

11 Confirmation from the Process Agent that it will act for each of the Obligors as agent for service of process in England.

12 Opinions from lawyers appointed by the Agent including English and Bermudan lawyers as to any of the foregoing matters or otherwise as the Lenders may require in the form required by the Lenders.

13    Certified Copy of the MOA including all addenda.

14    A copy of:

      14.1 the audited consolidated financial statements of the NCLC Group for the financial year ending on 31 December 2003;

      14.2 the unaudited consolidated financial statements of the NCLC Group for the fiscal quarter ending on 31 March 2004; and

      14.3 detailed projected consolidated financial statements of the NCLC Group for the six financial years ending after the Signing Date, which projections shall (a) reflect the forecasted consolidated financial condition of the NCLC Group after giving effect to the Facility and the related financing thereof; and (b) be prepared and approved by the chief financial officer of NCL.

15    Copies of all Companies Acts forms for filing of charges in Bermuda.

16    Payment of all fees under Clause 16.

B     AT LEAST FOUR (4) BUSINESS DAYS BEFORE THE DRAWDOWN DATE AND EACH ADVANCE
      DATE

17    Drawdown notice duly executed by the Borrower in the form of Schedule 2.

C     ON THE EARLIER OF THE DRAWDOWN DATE AND THE FIRST ADVANCE DATE

18    Such evidence as the Lenders may require that each of the Vessels is:

      18.1 provisionally, in the case of the Norwegian Spirit Vessel, and permanently, in the case of the Norwegian Star Vessel, registered in the name of the relevant Owner under the Bahamian flag, and permanently, in the case of the Pride of Aloha Vessel, registered in the name of Pride of Aloha, with a certificate of registry free from all liens and encumbrances except the relevant Mortgage;

      18.2 classified with the highest classification available free of all recommendations and qualifications with Det Norske Veritas;

      18.3  insured in accordance with the terms of the Security Documents;

      18.4 managed by the relevant Manager pursuant to the relevant Management Agreement; and

      18.5 in the case of the Pride of Aloha Vessel, managed by the Sub-Agent pursuant to the Sub-Agency Agreement.

19    Certified Copy of the bill of sale in respect of the Norwegian Spirit
      Vessel.

20 Certified Copy of the unconditional protocol of delivery and acceptance duly signed by the Seller and Norwegian Spirit.

21 Copies of valid trading and other certificates to be produced by the Seller pursuant to the MOA.

22    Certified Copies of the Management Agreements.

23    Certified Copy of Sub-Agency Agreement.

24 Mortgages over the Vessels duly executed and lodged for registration at the Bahamas Maritime Authority in London and the US Coast Guard National Vessel Documentation Center respectively.

25    Earnings Assignments duly executed.

26    Insurance Assignments duly executed.

27    Guarantees duly executed.

28    Charges duly executed.

29    Management Agreement Assignments duly executed.

30    Sub-Agency Agreement Assignment duly executed.

31 Telefax confirmations from the insurance brokers for marine risks (hull and machinery) and the managers of any protection and indemnity or war risks association through whom any Insurances have been placed in respect of the Vessels that the Insurances have been placed and upon receipt of a notice of assignment of the Insurances they will issue letters of undertaking in the form approved by the Lenders.

32 Opinions from Bahamian and US lawyers appointed by the Agent as to due registration of the Vessels and due registration of the Mortgages and from English, Bermudan, New York and Isle of Man lawyers appointed by the Agent as to any of the foregoing matters or otherwise as the Lenders may require in the form required by the Lenders.

33 From the Agent's insurance advisers, a report on the Insurances for each Vessel and a certificate confirming that such Insurances are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as should be acceptable to the Lenders and conform with the provisions of the relevant Mortgage.

34    Where a secretary's certificate referred to in paragraph 7 of this
      Schedule 3 is dated more than ten (10) days prior to the earlier of the Drawdown Date and the first Advance Date, a bringdown certificate, which need not be notarially attested if signed by the same person that signed the secretary's certificate referred to in paragraph 7 of this Schedule 3.

35 Certified Copy of the carrier initiative agreement executed pursuant to the Mortgages.

36 Certified Copies of any current certificate of financial responsibility in respect of the Vessels issued under OPA.

37 Certified Copies of a valid safety management certificate (or interim safety management certificate) issued to each of the Vessels in respect of its management by NCL (Bahamas) pursuant to the International Safety Management Code.

38 Certified Copy of a valid document of compliance (or interim document of compliance) issued to NCL (Bahamas) in respect of ships of the same type as the Vessels pursuant to the International Safety Management Code.

39 Certified Copy of a valid international ship security certificate issued to the Vessel in accordance with the International Ship and Port Facility Security Code adopted by the International Maritime Organisation.

NCL (BAHAMAS) AND NCL AMERICA

40    Notarially attested secretary's certificate:

      40.1 attaching a copy of its Certificate of Incorporation and Memorandum and Articles of Association (or equivalent documents) evidencing power to enter into the transactions contemplated by this Agreement;

      40.2  giving the names of the present officers and directors;

      40.3 setting out specimen signatures of persons who would be authorised to sign documents or otherwise perform its obligations under the Security Documents;

      40.4 giving the legal and beneficial owners of its issued shares and the number of shares held by each shareholder;

      40.5 attaching copies of resolutions passed at a duly convened meeting of the directors approving the granting and the execution of the documents whose execution is contemplated hereby, insofar as they relate to it and the issue of any power of attorney to execute the same; and

      40.6 containing a declaration of solvency as at the date of the secretary's certificate.

41    Where a secretary's certificate referred to in paragraph 40 of this
      Schedule 3 is dated more than ten (10) days prior to the earlier of the Drawdown Date and the first Advance Date, a bringdown certificate, which need not be notarially attested if signed by the same person that signed the secretary's certificate referred to in paragraph 40 of this Schedule 3.

42 The original powers of attorney issued pursuant to the resolutions referred to paragraph 40.5 above, notarially attested.

GENERAL

43 Copies of Companies Act forms for filing of charges in Bermuda or the Isle of Man.

44    Payment of all fees due under Clause 16.

                                   SCHEDULE 4

                           CONFIDENTIALITY UNDERTAKING

                            [ON BANK'S HEADED PAPER]

TO: NCL CORPORATION LTD.
    Milner House
    18 Parliament Street
    Hamilton HM 12
    Bermuda
    (the "BORROWER")

    DNB NOR BANK ASA
    Stranden 21
    NO-0021 Oslo
    Norway
    (the "AGENT")

NCL CORPORATION LTD.
USD800,000,000 FACILITY (THE "FACILITY")
FORM OF CONFIDENTIALITY UNDERTAKING

1 We hereby undertake that we will keep confidential and will not make use of for any purposes (other than for the purposes of the Facility) all information delivered to us in connection with the Facility and all information obtained by us in the course of discussions with the Agent, the Borrower or any other party involved with the Facility (collectively the "INFORMATION") until and save to the extent that the Information has been released into the public domain by persons duly authorised by the Borrower to do so. However, we shall be entitled to supply the Information to:

      1.1 professional advisers solely for use in connection with the Facility after drawing to the attention of those advisers the content of the undertaking as to confidentiality given by us and after obtaining similar undertakings from them; and

      1.2 any third party where we have been authorised in writing to do so by the Borrower; and

      1.3 subject to giving reasonable prior notice to the Borrower, to any banking or regulatory authority to which we are subject after drawing to the attention of such authority the content of the undertaking as to confidentiality given by us; and

      1.4 pursuant to subpoena or other legal process and pursuant to any law or regulation having the force of law.

2 We further undertake that if we decide not to participate in the Facility, we will return to the Agent the originals and additional copies or extracts made therefrom and all documentary Information delivered to us by the Agent in relation to the Facility and/or the Borrower (including any supplied to third parties as contemplated in paragraph 1).

For and on behalf of
BANK NAME:

By: _______________________

Date:

                                   SCHEDULE 5

                              TRANSFER CERTIFICATE

Lenders are advised not to employ Transfer Certificates or otherwise to assign or transfer interests in the Facility Agreement without further ensuring that the transaction complies with all applicable laws and requisitions, including the Financial Services Act 1986 and regulations made thereunder and similar statutes which may be in force in other jurisdictions.

TO: DNB NOR BANK ASA (the "AGENT") as agent on its own behalf and for and on behalf of the Borrower, the Owners and the Lenders as defined in the Facility Agreement referred to below

      ATTENTION: Mrs Solveig Nuland Knoff

                                                               Date:

This certificate (the "TRANSFER CERTIFICATE") relates to a loan facility
agreement dated              2004 (as the same may from time to time be amended,
supplemented and/or novated the "FACILITY AGREEMENT") made between (among others) (1) NCL Corporation Ltd. as borrower (the "BORROWER") (2) the banks and financial institutions referred to therein as lenders (the "LENDERS") and (3) DnB NOR Bank ASA (the "AGENT") whereby the Lenders have agreed to make available to the Borrower a loan facility in the amount of up to eight hundred million Dollars (USD800,000,000). Terms defined in the Facility Agreement shall, unless otherwise defined herein, have the same meanings herein as therein.

In this Transfer Certificate:

the "TRANSFEROR" means [full name] of [lending branch];

the "TRANSFEREE" means [full name] of [lending branch].

1 The Transferor with full title guarantee transfers to the Transferee absolutely in accordance with Clause 20.1 of the Facility Agreement all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Facility Agreement and all the other Security Documents insofar as such rights and interests relate to that portion of its Contribution to the Facility in an amount equal to [ ] Dollars (USD[ ]) out of its total Contribution which at the date hereof is
      [ ] Dollars (USD[ ]).

2 By virtue of this Transfer Certificate and Clause 20.5 of the Facility Agreement, the Transferor is discharged entirely with effect from the Transfer Date from that portion of its Contribution to the Facility and its obligations relating thereto to the extent of [ ] Dollars (USD[ ]) out of its total Contribution at such date.

3     The Transferee hereby requests:

      3.1 the Borrower, the Owners, the Agent and the Lenders to accept the executed copies of this Transfer Certificate as being delivered pursuant to and for the purposes of Clause 20.1 of the Facility Agreement; and

      3.2 the Agent to execute this Transfer Certificate on behalf of itself and the other said parties pursuant to Clause 20.5 of the Facility Agreement so that this Transfer Certificate will take effect in accordance with the terms thereof on [specify date of transfer] [or] [the date on which the Agent receives a certificate signed by [the Transferor] confirming that the following conditions have been fulfilled [specify conditions to transfer].

4     The Transferee:

      4.1 confirms that it has received a copy of the Facility Agreement and the other Security Documents together with such other documents and information as it has required in connection with the transaction contemplated thereby;

      4.2 confirms that it has not relied and will not hereafter rely on the Transferor, the Agent or the Lenders to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of the Facility Agreement or any other of the Security Documents or any other documents or information;

      4.3 agrees that it has not relied and will not rely on the Transferor, the Agent or the Lenders to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any other party to the Facility Agreement or any other of the Security Documents (save as otherwise expressly provided therein);

      4.4 warrants that it has power and authority to become a party to the Facility Agreement and has taken all necessary action to authorise execution of this Transfer Certificate and to obtain all necessary approvals and consents to the assumption of its obligations under the Facility Agreement and the other Security Documents;

      4.5 if not already a Lender, appoints the Agent to act as its agent as provided in the Facility Agreement and the other Security Documents and agrees to be bound by the terms of Clause 20.5 of the Facility Agreement and by all the terms of Clause 22 of the Facility Agreement.

5     The Transferor:

      5.1 warrants to the Transferee that it has full power to enter into this Transfer Certificate and has taken all corporate action necessary to authorise it to do so;

      5.2 warrants to the Transferee that this Transfer Certificate is binding on the Transferor under the laws of England, the country in which the Transferor is incorporated and the country in which its Lending Branch is located; and

      5.3 agrees that it will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Transfer Certificate or for any similar purpose.

6 The Transferee hereby undertakes to the Transferor and each of the other parties to the Facility Agreement that it will perform in accordance with its terms all those obligations which by the terms of the Facility Agreement will be assumed by it after the transfer contemplated by this Transfer Certificate has taken effect.

7 If a Transferor and a Transferee effect a transfer in accordance with Clause 3 of this Transfer Certificate during an Interest Period, the Agent shall make all payments which would have become due to the Transferor under the Facility Agreement during the relevant Interest Period to the Transferor, as if no such transfer had been effected by the Transferor to the Transferee, according to the percentages of the Transferor's Contribution and/or Commitment transferred and retained pursuant to Clauses 1 and 2 of this Transfer Certificate, and the Transferor and the Transferee shall be responsible for paying to each other pro rata all amounts (if any) due to them from each other for such Interest Period. On and from the commencement of the immediately succeeding Interest Period, the Agent shall make all payments due under the Facility Agreement for the account of the Transferor, to the Transferor, and shall make all payments due under the Facility Agreement for the account of the Transferee, to the Transferee. This provision is for administrative convenience only and shall not affect the rights of the Transferor and the Transferee under the Facility Agreement.

8     None of the Transferor, the Agent or the Lenders:

      8.1 makes any representation or warranty nor assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facility Agreement or any other of the Security Documents or any document relating thereto;

      8.2 assumes any responsibility for the financial condition of the Borrower or any other party to the Facility Agreement or any other of the Security Documents or any such other document or for the performance and observance by the Borrower or any other party to the Facility Agreement or any other of the Security Documents or any such other document (save as otherwise expressly provided therein) and any and all such conditions and warranties, whether expressed or implied by law or otherwise, are hereby excluded (except as aforesaid).

9 The Transferor and the Transferee each undertakes that it will on demand fully indemnify the Agent in respect of any claim, proceeding, liability or expense which relates to or results from this Transfer Certificate or any matter connected with or arising out of it unless caused by the Agent's or the Agent's gross negligence or wilful misconduct, as the case may be.

10 The agreements and undertaking of the Transferee in this Transfer Certificate are given to and for the benefit of and made with each of the other parties to the Facility Agreement.

11 This Transfer Certificate shall be governed by, and construed in accordance with, English law.

IN WITNESS whereof the Transferor, the Transferee and the Agent (as agent for and on behalf of itself as the Agent, the Borrower, the Owners and the Lenders (other than the Transferor)) have caused this Transfer Certificate to be executed on the day first written above.

THE TRANSFEROR

SIGNED by                                  )
                                           )
for and on behalf of                       )
[         ]                                )
in the presence of:                        )

THE TRANSFEREE

SIGNED by                                  )
                                           )
for and on behalf of                       )
[         ]                                )
in the presence of:                        )

THE AGENT

SIGNED by                                  )
                                           )
for and on behalf of                       )
DNB NOR BANK ASA                           )
as agent for and on behalf                 )
of itself as the Agent, the Borrower,      )
the Owners and the Lenders                 )
in the presence of:                        )

Note: The execution of this Transfer Certificate alone may not transfer a proportionate share of the Transferor's interest in the security constituted by the Security Documents in the Transferor's or Transferee's jurisdiction. It is the responsibility of each individual Lender to ascertain whether any other documents are required to perfect a transfer of such a share in the Transferor's interest in such security in any such jurisdiction, and, if so, to seek appropriate advice and arrange for execution of the same.

                                    SCHEDULE
                      ADMINISTRATIVE DETAILS OF TRANSFEREE

Name of Transferee:

Lending Branch:

Contact Person
(Loan Administration Department):

Telephone:

Fax:

Email:

Contact Person
(Credit Administration Department):

Telephone:

Fax:

Email:

Account for Payments:

                                   SCHEDULE 6

                   QUARTERLY STATEMENT OF FINANCIAL COVENANTS

TO: DNB NOR BANK ASA
    Stranden 21
    NO-0021 Oslo
    Norway

    ATTN: Mr Jon Flovik

We refer to clause 11.3 of the loan facility agreement dated    2004 (as
amended, varied and/or supplemented from time to time) (the "FACILITY AGREEMENT") between (among others) you as agent and ourselves as borrower. Terms defined in the Facility Agreement shall have the same meanings herein.

We hereby certify the amounts set out in the attached schedule as at the last
day of the financial quarter ending     20[ ] for NCL Corporation Ltd. (the
"BORROWER") and its subsidiaries on a consolidated basis. We also hereby certify that the Borrower is in compliance with all the financial covenants set out in clause 11.3 of the Facility Agreement.

NCL CORPORATION LTD.

_____________________________
BY: [       ]
Chief Financial Officer

DATED:                  20[      ]

                                    SCHEDULE

          STATEMENT OF FINANCIAL COVENANTS AS OF [ ] 20[ ] (IN USD'000)

 CLAUSE (OF
 FACILITY
 AGREEMENT)                                                  AS OF [o]   REQUIRED COVENANTS
11.3.1         CASH BALANCE                                      A       A>USD50,000,000
                                                                         >1.2:1 for 2004
11.3.2         CONSOLIDATED EBITDA:                              B       >1.25:1 thereafter

               CONSOLIDATED DEBT SERVICE                         C
                                                                         <0.65:1 up to
                                                                         31 December 2007
11.3.3         TOTAL NET FUNDED DEBT:                            D       <0.60:1 thereafter

               TOTAL CAPITALISATION                              E

               CONSOLIDATED EBITDA
               Consolidated Net Income (loss)                              x
(Deduct)/Add:  (Gain)/Loss on sale of assets or reserves                   x
Add:           Consolidated Interest Expense                               x
Add:           Depreciation and amortisation of assets                     x
Add:           Impairment charges                                          x
(Deduct)/Add:  Other non-recurring charge (gain)                           x
Add:           Deferred income tax expense                                 x
                                                                         ---
               CONSOLIDATED EBITDA                                         x        B
                                                                         ---

               CONSOLIDATED DEBT SERVICE
               Principal paid/payable (excluding balloon
               payments, voluntary prepayments/repayments
               on sale/total loss of an NCLC Fleet vessel)                 x
Add:           Consolidated Interest Expense                               x
               Distributions                                               x
               Rent under capitalised leases                               x
                                                                         ---
               CONSOLIDATED DEBT SERVICE                                   x        C
                                                                         ---

               TOTAL NET FUNDED DEBT
               Indebtedness for Borrowed Money                             x
Add:           Guarantees of non-NCLC Group members'
               obligations                                                 x
                                                                         ---
                                                                           x
                                                                         ---
Deduct:        Cash Balance                                               (x)       A
                                                                         ---
               TOTAL NET FUNDED DEBT                                      (x)       D
                                                                         ---

               TOTAL CAPITALISATION
               Total Net Funded Debt                                       x
Add:           Consolidated stockholders' equity                           x
                                                                         ---
               TOTAL CAPITALISATION                                        x        E
                                                                         ---

For and on behalf of NCL CORPORATION LTD.

_______________________________
[          ]

I, [ ], the officer primarily responsible for the financial management of the NCLC Group, hereby declare that, to the best of knowledge and belief, the above Statement of Financial Covenants as of [ ] 20[ ], in my opinion, is true and correct.

_______________________________
[          ]
Chief Financial Officer
NCL CORPORATION LTD.

Dated:                20[  ]